Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

CONTRAIL AVIATION SUPPORT, LLC

(the “Buyer”)

and

CONTRAIL AVIATION SUPPORT, INC.

(the “Seller”)

and

JOSEPH KUHN,

(the “Shareholder”)

Dated as of July 18, 2016

i

3.17	Real Property	22
3.18	Inventory	23
3.19	Accounts Receivable	23
3.20	Proprietary Rights	24
3.21	Insurance	26
3.22	Warranties and Products	27
3.23	Suppliers	27
3.24	Customers	27
3.25	Certain Payments	27
3.26	Transactions with Affiliates	28
3.27	Bank Accounts; Powers of Attorney	28
3.28	Brokers	28
3.29	Full Disclosure	28

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO SHAREHOLDER

4.1	Authority; Enforceability	29
4.2	Consents and Approvals; No Violation	29
4.3	Equity Interests	29
4.4	Litigation	29
4.5	Brokers	30
4.6	Full Disclosure	30

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER

5.1	Organization; No Prior Operations	30
5.2	Authority; Enforceability	30
5.3	Consents and Approvals; No Violation	30
5.4	Litigation	31
5.5	Brokers	31
5.6	Full Disclosure	31

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1	Confidentiality	31
6.2	Employees	31
6.3	Lien Searches	32
6.4	Exclusivity	32
6.5	Seller Name Change; Buyer Qualification	33
6.6	Covenant Not to Compete	33
6.7	Inventory Valuation Methodology	33

6.8	Insurance Coverage	34

ARTICLE VII

CLOSING CONDITIONS

7.1	Mutual Conditions	34
7.2	Buyer’s Conditions	34
7.3	Seller’s Conditions	36

ARTICLE VIII

INDEMNIFICATION

8.1	Survival	37
8.2	Seller’s and Shareholder’s Agreement to Indemnify	37
8.3	Buyer’s Agreement to Indemnify	37
8.4	Limitations on Indemnity	38
8.5	Procedure for Indemnification – Third-Party Claims	39
8.6	.Indemnification Procedure – Direct Claims	40
8.7	Escrow Fund	41
8.8	Right of Set-Off	41
8.9	Exclusive Remedy	41

ARTICLE IX

GENERAL PROVISIONS

9.1	Expenses	41
9.2	Amendment and Modification	41
9.3	Waiver of Compliance; Consents	42
9.4	Notices	42
9.5	Publicity	43
9.6	Assignment; No Third-Party Rights	43
9.7	Governing Law	43
9.8	Jurisdiction; Service of Process	43
9.9	Further Assurances; Records	44
9.10	Severability	44
9.11	Construction	44
9.12	Disclosure Schedule	44
9.13	Time of Essence	44
9.14	Counterparts	45
9.15	Entire Agreement	45
9.16	Limitation On Shareholder Obligations	45

EXHIBITS

A	Form of Escrow Agreement
B	Form of Bill of Sale
C	Form of Assignment & Assumption Agreement
D	Form of Shareholder Employment Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of July 18, 2016, is between CONTRAIL AVIATION SUPPORT, LLC, a North Carolina limited liability company (the “Buyer”), CONTRAIL AVIATION SUPPORT, INC., a Wisconsin corporation (the “Seller”), and JOSEPH KUHN, an individual resident of the State of Wisconsin, the sole shareholder of the Seller (the “Shareholder”).

Background Statement

The Seller is engaged in the business of acquiring surplus commercial jet engines or components and supplying surplus and aftermarket commercial jet engine components (the “Business”).

The Shareholder and the Seller desire the Seller to sell, and the Buyer desires to purchase, all of the assets of the Seller, for the consideration and on the terms set forth herein.

Statement of Agreement

The parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Capitalized terms used in this Agreement have the meanings given to them in Appendix 1.

1.2 Construction.

(a) The article and section headings contained in this Agreement are solely for the purpose of reference and convenience, are not part of the agreement of the parties, and shall not in any way limit, modify or otherwise affect the meaning or interpretation of this Agreement.

(b) References to “Sections” or “Articles” refer to corresponding Sections or Articles of this Agreement unless otherwise specified.

(c) Unless the context requires otherwise, the words “include,” “including” and variations thereof mean without limitation, the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not any particular section or article in which such words appear, and any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.

(d) Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders.

(e) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(f) Currency amounts referenced herein are in U.S. Dollars.

(g) References to a number of days refer to calendar days unless Business Days are specified. Except as otherwise specified, whenever any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

PURCHASE, TERMS OF PAYMENT AND CLOSING

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Purchased Assets, free and clear of all Liens, except for Permitted Liens, in exchange for payment of the Purchase Price.

2.2 Purchased Assets. For purposes of this Agreement, the term “Purchased Assets” means all of the assets, rights and properties owned, used or useable by the Seller, and all of the Seller’s rights therein including, without limitation, the following assets, rights and properties, but excluding the Excluded Assets:

(a) all Fixed Assets of the Seller as set forth on Section 3.16(b) of the Disclosure Schedule (the “Purchased Fixed Assets”);

(b) all Accounts Receivable of the Seller (the “Purchased Accounts Receivable”);

(c) all Inventories of the Seller (the “Purchased Inventories”);

(d) all Governmental Authorizations held or owned by or issued or made available to the Seller to the extent such Governmental Authorizations are transferrable (the “Purchased Governmental Authorizations”) and all pending applications therefor or renewals thereof;

(e) all Trade Certifications held or owned by or issued or made available to the Seller to the extent such Trade Certifications are transferrable (the “Purchased Trade Certifications”) and all pending applications therefor or renewals thereof;

(f) all Proprietary Rights of the Seller to the extent such Proprietary Rights are transferrable (the “Purchased Proprietary Rights”) and all telephone, telecopy and e-mail and web addresses and listings of the Seller;

(g) all Software of the Seller to the extent such Software is transferrable (the “Purchased Software”);

(h) all Contracts of the Seller to the extent such Contracts are transferrable (the “Seller Contracts”), except for the Excluded Contracts, (the Seller Contracts, excluding the Excluded Contracts, being referred to as the “Purchased Contracts”), and all rights of any nature whatsoever arising out of all Purchased Contracts;

(i) all files, records, documents, data, plans, proposals and all other recorded knowledge of the Seller, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records, whether in written, electronic, visual or other form, and, subject to Legal Requirements, copies of all personnel and other records of the Seller that are described in Section 2.3(f), but subject to the exclusion of email records as provided in Section 2.3(l);

(j) all rights of the Seller relating to deposits and prepaid expenses, claims for refunds and rights of offset that are not described in Section 2.3(d);

(k) all insurance benefits of the Seller, including rights and proceeds, arising from, in connection with or relating to the Purchased Assets or the Assumed Liabilities but excluding any insurance benefits associated with liability(ies) for which the Seller remains responsible following the Closing Date;

(l) all claims and rights of the Seller in connection with or relating to the Purchased Assets or the Assumed Liabilities, including, without limitation, all claims and rights of the Seller against third parties relating to the Purchased Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or non-contingent; and

(m) the business of the Seller as a going concern and all of the goodwill associated with the business of the Seller.

2.3 Excluded Assets. The Purchased Assets shall not include any of the following assets, rights and properties of the Seller (the “Excluded Assets”), all of which are excluded from the Purchased Assets and shall be retained by the Seller:

(a) all cash, cash equivalents and short-term investments of the Seller;

(b) the rights arising under those Contracts of the Seller set forth in Section 2.3(b) of the Disclosure Schedule (collectively, the “Excluded Contracts”);

(c) all shares and other equity ownership interests of the Seller in its IC-DISC subsidiary;

(d) all claims and rights of the Seller to federal, state, local and foreign Tax refunds, Tax refund claims, Tax credits and Tax deposits, but in each case only to the extent such refunds, claims, credits or deposits relate directly to a period ending at or prior to Closing;

(e) all corporate seals, corporate minute books, corporate formation, organizational and governance documents, stock records and Tax Returns of the Seller;

(f) all records of the Seller that the Seller, pursuant to applicable Legal Requirements, is required to retain in its possession;

(g) all insurance policies of the Seller and all of the Seller’s rights thereunder (except to the extent specified in Sections 2.2(k) and 2.2(l));

(h) all Governmental Authorizations and or Trade Certifications of the Seller, to the extent not transferable under applicable Legal Requirements;

(i) all assets and rights of the Seller in and with respect to the Plans and Other Benefit Obligations of the Seller;

(j) the shares of capital stock of the Seller held by the Seller in treasury;

(k) the assets, rights and properties, if any, set forth in Section 2.3(k) of the Disclosure Schedule;

(l) the historical email records of the Seller, provided that the Seller covenants that it shall make email records available to the Buyer, including upon the request of the Buyer, to the extent those records reasonably relate to matters pertaining to the operation of the Business, including those matters set forth in Section 2.2(i) and,

(m) the 2015 Ford Explorer owned by the Company and used by the Shareholder with VIN No. 1FM5K8GTXFGA12862.

2.4 Procedures for Non-Transferable Assets. If any Purchased Contracts material to the operation of the Business or any other material property or rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable Legal Requirements without the consent of some other party or parties, the Seller shall use Commercially Reasonable Efforts to obtain such consents prior to the Closing Date. If any such consents cannot be obtained prior to Closing, the Buyer may in the exercise of its sole discretion waive such requirement as a condition to Closing, and in such event, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and the Buyer shall not assume the obligations of the Seller with respect thereto. In the event the Buyer elects to proceed pursuant to the preceding sentence, then following the Closing, the Seller shall (a) use Commercially Reasonable Efforts to obtain, as soon as reasonably possible after the Closing Date, any consents requested by the Buyer that were not previously obtained and (b) assign such Purchased Contracts or other property or rights included in the Purchased Assets to the Buyer on the effective date for any such consent obtained.

2.5 Assumed Liabilities. As of the Effective Time, on the Closing Date, the Buyer shall assume, and shall thereafter timely pay and perform, the following obligations and liabilities of the Seller (the “Assumed Liabilities”):

(a) the current liabilities, excluding any Indebtedness (whether current or long-term), incurred by the Seller in connection with its operation of the Business in the Ordinary Course, but only to the extent that the current liabilities exist as of Effective Time and are accrued for on the Closing Balance Sheet; and

(b) the obligations of the Seller arising after the Effective Time under the Purchased Contracts, except for (i) liabilities for breaches thereof occurring at or before the Effective Time, and (ii) liabilities under or pursuant to Contracts that are required by the terms of Section 3.15 to be listed on Section 3.15 of the Disclosure Schedule that are not so listed.

2.6 Excluded Liabilities.

(a) Except for the Assumed Liabilities, neither the Buyer nor any of its Affiliates shall assume, take subject to or be liable for any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of the Business, the Seller or any Affiliate of the Seller (the “Excluded Liabilities”). The Seller shall pay and perform and shall cause its Affiliates to pay and perform, on or before the date due, all Excluded Liabilities.

(b) Without limiting the generality of Section 2.6(a), the Excluded Liabilities shall include any liabilities or obligations of the Seller or any Affiliate of the Seller incurred, arising from or out of, in connection with or relating to:

(i) any Indebtedness of the Seller;

(ii) any claims made by or against the Seller or any Affiliate of the Seller, whether before or after the Closing Date, that arise out of events prior to the Closing Date, including any and all liabilities or obligations relating to investigations by any Governmental Authority, but excluding any claims that are Assumed Liabilities.

(iii) any Taxes, including any Taxes arising by reason of the transactions contemplated herein;

(iv) products manufactured, sold or distributed prior to the Effective Time, including liabilities or obligations related to product warranties, recalls of such products or defects with respect to such products;

(v) any liabilities or obligations under a Contract that are not assumed by the Buyer pursuant to Section 2.5(b);

(vi) any Plans or Other Benefit Obligations;

(vii) any employment, severance, retention or termination agreement with any employee;

(viii) any employee grievance;

(ix) any obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent;

(x) any obligation to distribute to any shareholder or otherwise to apply all or any part of the consideration received hereunder;

(xi) any Proceeding pending as of the Effective Time or any Proceeding commenced after the Effective Time to the extent that it arises out of or relates to any occurrence or event happening prior to the Effective Time;

(xii) any compliance or noncompliance with any Legal Requirement of any Governmental Authority;

(xiii) any credit facility or any security interest related thereto;

(xiv) any fees and expenses in connection with the transactions contemplated hereby;

(xv) any obligation to any shareholders or former shareholders;

(xvi) any obligation relating to the Excluded Assets; and

(xvii) any obligation of the Seller under this Agreement or any other document executed in connection with the transactions contemplated hereby, including the obligations of the Seller and the Shareholder for their expenses as set forth in Section 9.1.

2.7 Consideration. The aggregate consideration to be paid by the Buyer to the Seller for the Purchased Assets (the “Consideration”) shall consist of (a) the Cash Consideration to be paid by the Buyer to the Seller in accordance with Section 2.8 of this Agreement, (b) the equity consideration delivered by the Buyer to the Seller in accordance with Section 2.9 of this Agreement, and (c) the agreement of the Buyer to pay the Earnout Payments to the Seller in accordance with Section 2.10 of this Agreement.

2.8 Cash Consideration.

(a) The Buyer shall pay to the Seller an aggregate amount of cash consideration (as adjusted, the “Cash Consideration”) equal to $4,937,500, adjusted as follows: (i) plus the amount, if any, by which the Net Working Capital is greater than $4,000,000 or (ii) minus the amount, if any, by which the Net Working Capital is less than $4,000,000, as applicable. No later than the third Business Day prior to the Closing Date, the Seller shall deliver to the Buyer a certificate, dated as of the date of delivery and in a form reasonably acceptable to the Buyer, setting forth a reasonable, good faith estimate of the Cash Consideration (the “Estimated Cash Consideration”), which shall include a statement in reasonable detail of the estimated amount of the Net Working Capital that will be determined based on the Closing Balance Sheet.

(b) On the Closing Date, the Buyer shall make the following payments (collectively, the “Closing Payments”):

(i) as security for any amounts that may become payable by the Seller or the Shareholder pursuant to Sections 2.8(c) and 8.2, the Buyer shall deposit $300,000 (the “Escrow Fund”) with Midwest Title Corporation (the “Escrow Agent”) pursuant to an Escrow Agreement substantially in the form of Exhibit A (the “Escrow Agreement”); and

(ii) the Buyer shall pay to the Seller, by wire transfer of immediately available funds to an account or accounts that the Seller shall designate in writing to the Buyer at least two Business Days prior to the Closing Date, an aggregate amount equal to (A) the Estimated Cash Consideration less (B) the Escrow Fund.

(c) Post-Closing Payments. Within five Business Days after the Closing Balance Sheet and the Cash Consideration are deemed final and binding as provided in Section 2.13, (i) if the Cash Consideration exceeds the aggregate amount of the Closing Payments, then the Buyer shall pay to the Seller such excess, by wire transfer of immediately available funds to an account or accounts that the Seller shall designate in writing and (ii) if the aggregate amount of the Closing Payments exceeds the Cash Consideration, the Seller shall pay to the Buyer such excess, by wire transfer of immediately available funds to an account or accounts that the Seller shall designate in writing (any such payment, the “Post-Closing Payment”). Seller and Buyer agree that any Post-Closing Payment obligation of Seller shall be a cash payment obligation which shall be separate from and shall not be paid or deducted from the Escrow Fund.

2.9 Equity Consideration. On the Closing Date, the Buyer shall issue to the Seller twenty one percent (21%) of the equity interests of the Buyer, free and clear of all Liens, which the parties agree shall be valued at $1,312,500. Such equity interests shall be subject to the restrictions, terms and conditions contained in the Operating Agreement.

2.10 Earnout Payments.

(a) Upon the terms and conditions of this Agreement, the Company hereby agrees to pay to the Seller, in accordance with this Section 2.10 and as additional deferred consideration to the Seller for the Purchased Assets, up to a maximum of $1,500,000 per year and $3,000,000 in the aggregate (collectively, the “Earnout Payments” and each, an “Earnout Payment”), calculated as follows:

(i) If the Buyer generates EBITDA in any Earnout Period less than $1,500,000, no Earnout Payment shall be payable by the Buyer with respect to such Earnout Period;

(ii) If the Buyer generates EBITDA in any Earnout Period equal to or in excess of $1,500,000, but less than $2,000,000, the Earnout Payment for each such Earnout Period shall be an amount equal to the product of (x) the EBITDA generated with respect to such Earnout Period minus $1,500,000, and (y) two (2);

(iii) If the Buyer generates EBITDA in any Earnout Period equal to or in excess of $2,000,000, but less than $4,000,000, the Earnout Payment for each such Earnout Period shall be equal to $1,000,000;

(iv) If the Buyer generates EBITDA in any Earnout Period equal to or in excess of $4,000,000, the Earnout Payment for each such Earnout Period shall be equal to $1,500,000; and

(v) If, following the fifth Earnout Period, the Buyer has generated EBITDA equal to or in excess of $15,000,000 in the aggregate during all Earnout Periods, but the Seller has received or is owed less than $3,000,000 in aggregate Earnout Payments pursuant to clauses (i) through (iv), above, the Buyer shall make an additional Earnout Payment to the Seller in an amount equal to the difference between $3,000,000 and the aggregate Earnout Payments already received or payable pursuant to clauses (i) through (iv), above.

(b) The Seller shall not be entitled to any interest on any Earnout Payments timely paid in accordance with this Agreement. Earnout Payments not timely paid shall bear interest at 12% per annum. In addition, the Buyer’s obligation to pay Earnout Payments pursuant to this Agreement is not subject to the continued employment of the Shareholder and shall not be affected by the termination of employment of the Shareholder with the Buyer following the Closing for any reason.

(c) Within 45 days after the expiration of each Earnout Period, the Buyer shall prepare (or cause to be prepared) and deliver to the Seller a schedule (the “Earnout Schedule”) setting forth the Buyer’s calculation of (A) the amount of EBITDA for such Earnout Period and (B) the amount of the Earnout Payment for such Earnout Period (if any) to be paid by the Buyer to the Seller pursuant to this Section 2.10. The Seller shall be entitled to request, and the Buyer shall timely provide, all such information as reasonably required by the Seller to confirm the accuracy of the information set forth in the Earnout Schedule. In addition, Seller and Seller’s accountants shall be granted access, upon not less than five (5) days written notice to Buyer, to all records and documents related to the calculation hereunder for the purpose of auditing same.

(d) The Earnout Schedule (including without limitation the Buyer’s calculation of the applicable Earnout Payment) with respect to an Earnout Period shall be deemed to be final and binding on all parties unless the Seller objects thereto by giving written notice (the “Earnout Objection Notice”) to the Buyer prior to 5:00 p.m., Charlotte, North Carolina time, on or before the 20th Business Day after the Buyer has delivered such Earnout Schedule to the Seller. The Earnout Objection Notice shall set forth in reasonable detail the basis for the Seller’s objections. If the Buyer and the Seller are unable to resolve their disagreement with regard to such Earnout Schedule within 30 days after delivery of the applicable Earnout Objection Notice, then the parties shall engage the Accounting Firm to resolve the issue(s) in dispute. The Accounting Firm’s review shall be limited in scope to the disputed issue(s) or amount(s), and the Accounting Firm shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. The parties shall instruct the Accounting Firm to render its decision within 15 Business Days of its engagement, and the Accounting Firm’s determination of the disputed items (and the applicable Earnout Schedule as modified to reflect such determination) shall be final and binding on the parties. The fees and expenses of the Accounting Firm shall be divided equally between the Buyer and the Seller.

(e) Within ten Business Days after the Earnout Schedule for an Earnout Period is deemed to be final and binding as provided in Section 2.10(c), if the Buyer is obligated to pay any Earnout Payment pursuant to this Section 2.10 pursuant to such Earnout Schedule, it shall pay the required Earnout Payment to the Seller in cash or by wire transfer of immediately available funds. The Seller shall execute and deliver any instruments and documents and shall take all such other actions as the Buyer may reasonably request in order to evidence the payment of such Earnout Payment pursuant to this Section 2.10.

(f) The parties hereby agree that subsequent to the Closing, the Buyer shall have full right, power and authority to own, operate, manage and control the Business and the operations of the Business in its discretion but subject to the following provisions. Notwithstanding the foregoing, until the end of Year 5 the Buyer shall: (i) maintain a financial reporting system for the Business sufficient to permit the Buyer and the Seller to determine the amount of the Earnout Payments pursuant to the terms of this Agreement, including but not limited to the preparation of inventory valuation calculations consistent with Seller’s past practice pursuant to Section 6.7; (ii) pursue in good faith the goal of growing the Business (provided that the foregoing shall not obligate any member of the Buyer to contribute, loan or otherwise provide additional capital to the Buyer); (iii) ensure that during the Earnout Periods, all functional areas of the present Business, and all commercial engine leasing, is conducted through and by the Buyer (or a wholly-owned subsidiary of the Buyer, provided that Seller approves in writing the accounting procedures for such subsidiary, including but not limited to the effect of the operations of the subsidiary on the Earnout calculations hereinabove) and is not conducted by or through any affiliate, parent, partner or other commonly-owned entity, except as may be agreed in writing by Buyer and Seller or Seller’s designee; and (iv) operate the Business in good faith and not intentionally take any action for the purpose of reducing the amount of any Earnout Payment in any material respect.

2.11 Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets shall be coordinated by the offices of Robinson, Bradshaw & Hinson, P.A., in Charlotte, North Carolina, beginning at 10:00 a.m., local time, on July 18, 2016, or on such other date or at such other time or place as the parties shall agree. The Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”) and all actions scheduled in this Agreement for the Closing Date shall be deemed to occur simultaneously at the Effective Time.

2.12 Closing Obligations. At the Closing:

(a) The Seller and/or the Shareholder, as the case may be, shall deliver to the Buyer:

(i) this Agreement executed by the Seller and the Shareholder if not already delivered;

(ii) a bill of sale substantially in the form of Exhibit B attached hereto (the “Bill of Sale”) executed by the Seller, conveying the Purchased Assets constituting personal property to the Buyer;

(iii) an assignment and assumption agreement substantially in the form of Exhibit C attached hereto (the “Assignment & Assumption Agreement”) executed by the Seller, assigning to the Buyer the rights under the Purchased Contracts;

(iv) a lease in form and substance reasonably satisfactory to the Buyer (the “Lease”) conveying to the Buyer leasehold title to the Real Property;

(v) an employment agreement in the form of Exhibit D, executed by the Shareholder (the “Shareholder Employment Agreement”);

(vi) the Operating Agreement of Buyer, dated as of the date hereof, executed by the Seller (the “Operating Agreement”).

(b) The Buyer shall deliver to the Seller and the Shareholder:

(i) this Agreement executed by the Buyer, if not already delivered;

(ii) the Closing Payment to be paid to the Seller pursuant to Section 2.8(b);

(iii) the Assignment & Assumption Agreement executed by the Buyer, pursuant to which the Buyer shall assume the obligations of the Purchased Contracts to the extent such obligations are included in the Assumed Liabilities;

(iv) the Shareholder Employment Agreement, executed by the Buyer; and

(v) the Operating Agreement, executed by the Buyer.

(c) The Buyer and the Seller shall enter into the Escrow Agreement with the Escrow Agent in a form satisfactory to both parties, and the Buyer shall deposit the Escrow Fund with the Escrow Agent in accordance with Section 2.8(b).

2.13 Closing Balance Sheet.

(a) Within 60 days after the Closing Date, the Buyer shall deliver to the Seller (i) a balance sheet as of the Effective Time presenting the Purchased Assets and the Assumed Liabilities as if the Purchased Assets and the Assumed Liabilities were the only assets and liabilities of a single, stand-alone business entity (the “Closing Balance Sheet”), which shall be prepared in accordance with GAAP and, with respect to Purchased Inventory, in accordance with Section 6.7 of this Agreement, and (ii) based on the Closing Balance Sheet, a calculation of the Cash Consideration, showing the amount of the Net Working Capital, which shall be calculated in a manner consistent with the computation of the Net Working Capital as of July 15, 2016, based on the Interim Balance Sheet, which is attached hereto as Section 2.13 of the Disclosure Schedule.

(b) If the Seller does not accept the Closing Balance Sheet prepared by the Buyer or the calculation of the Cash Consideration, the Seller shall give written notice to the Buyer prior to 5:00 p.m. Charlotte, North Carolina time on the 45th day after delivery thereof, and the Seller shall be deemed to have accepted the Closing Balance Sheet and the computation of the Cash Consideration proposed by the Buyer, if the Seller has not by then given the Buyer written notice of objection. Any notice of objection shall set forth in reasonable detail the basis for each objection.

(c) If the Buyer and the Seller are unable to resolve any disagreement within 30 days after delivery of the Seller’s written notice, the parties shall engage the Accounting Firm to resolve the issues in dispute. The accounting firm shall apply accounting principles, in accordance with the provisions of this Section 2.13, to the issues at hand and shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement, and the accounting firm’s engagement shall be limited in scope to the disputed issues or amounts identified in the notice of objection. The parties shall instruct the Accounting Firm to render its decision within 60 days of the engagement, and such decision shall be binding on the parties. The Buyer, on the one hand, and the Seller, on the other, shall each pay one-half of the cost of the accounting firm.

2.14 Purchase Price Allocation. An amount equal to the Consideration plus the Assumed Liabilities shall be allocated among the Purchased Assets in accordance with Section 2.14 of the Disclosure Schedule. Following the payment of the Post-Closing Payment and the Earnout Payments, if any, the parties shall revise such allocations in a fashion consistent with the agreed-upon allocation set forth in Section 2.14 of the Disclosure Schedule. The allocation set forth in such schedule is intended to comply with the requirements of Section 1060 of the Code. The Seller and the Buyer agree to file all income Tax Returns or reports, including without limitation IRS Form 8594, for their respective taxable years in which the Closing occurs, to reflect the allocation described in Section 2.14 of the Disclosure Schedule (as such schedule may be revised in accordance with this Section 2.14) and agree not to take any position inconsistent therewith before any Governmental Authority charged with the collection of any Tax or in any other Proceeding.

2.15 Other Expenses; Proration.

(a) The Seller shall be responsible for, and as of the Closing shall have paid, all ad valorem Taxes on the Purchased Assets levied in years prior to the year in which the Closing occurs.

(b) All ad valorem Taxes on the Purchased Assets for the year in which the Closing occurs shall be prorated per diem on a calendar-year basis. The Seller shall be responsible for (i) the prorated amount of such Taxes up to the Closing Date, except to the extent that such prorated amount is accrued as a liability on the Closing Balance Sheet, and (ii) the prorated amount of such Taxes from and after the Closing Date to the extent shown as an asset on the Closing Balance Sheet. The Buyer shall be responsible for (i) the prorated amount of such Taxes from and after the Closing Date, except to the extent that such prorated amount is shown as an asset on the Closing Balance Sheet, and (ii) the prorated amount of such Taxes up to the Closing Date to the extent accrued as a liability on the Closing Balance Sheet. If any ad valorem Taxes on the Purchased Assets are not due until after the Closing Date, the Buyer shall assume the responsibility of paying the Taxes when the Tax bills are submitted and, at the Closing, the Seller shall remit to the Buyer the prorated amount of such Taxes up to the Closing Date unless otherwise accounted for in connection with Net Working Capital calculations. If the amount of any such Taxes is not known as of the Closing Date, the proration of such Taxes shall be based on the Tax bills for the immediately preceding year for which such Tax was paid or payable. If, based on the Closing Balance Sheet or on actual Tax bills for the year in which the Closing occurs, (x) it is determined that the Seller has paid to the Buyer pursuant to this Section 2.15(b) an aggregate amount that is greater than the aggregate amount of the ad valorem Taxes for which the Seller is responsible pursuant to this Section 2.15(b), the Buyer shall refund to the Seller the amount of such excess within 15 days after the amount of such excess is known, or (y) it is determined that the Seller has paid to the Buyer pursuant to this Section 2.15(b) an aggregate amount that is less than the aggregate amount of the ad valorem Taxes for which the Seller is responsible pursuant to this Section 2.15(b), the Seller shall remit to the Buyer the amount of such deficiency within 15 days after the amount of such deficiency is known.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that:

3.1 Organization; Good Standing.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, which jurisdiction is set forth in Section 3.1 of the Disclosure Schedule. The Seller has full corporate power and authority to own or use the Purchased Assets and to conduct its business as presently conducted. The Seller is duly qualified to do business as a foreign corporation and is in good standing in the states, provinces and jurisdictions set forth in Section 3.1 of the Disclosure Schedule. No other jurisdiction has given notice to the Seller indicating that the Seller should be qualified in any other jurisdiction.

(b) The Seller has delivered to the Buyer accurate and complete copies of the articles of incorporation and bylaws of the Seller.

3.2 Authority; Enforceability. The Seller has the absolute and unrestricted right, authority, power and capacity to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by the Seller in connection herewith (the certificates, documents and agreements to be executed by the Seller in connection with this Agreement, collectively, the “Seller Documents”) and (ii) perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Seller, and no other proceedings on the part of the Seller are necessary to authorize this Agreement or any Seller Document or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity (collectively, the “Bankruptcy Exceptions”). Upon execution and delivery by the Seller of each Seller Document, such Seller Document shall constitute a legal, valid and binding obligation of the Seller, in each case enforceable against it in accordance with its terms except for the Bankruptcy Exceptions.

3.3 Consents and Approvals; No Violation.

(a) To Seller’s Knowledge, no Governmental Authorization is required in connection with (i) the execution or delivery by the Seller of this Agreement or the Seller Documents, (ii) the performance of the Seller’s obligations under this Agreement or the Seller Documents or (iii) the consummation of the transactions contemplated hereby.

(b) Except as disclosed in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Seller Documents by the Seller nor the performance of the Seller’s obligations hereunder or thereunder nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in any violation of any provision of the articles of incorporation or bylaws of the Seller, any resolution adopted by the board of directors or shareholders of the Seller or any agreement among shareholders of the Seller;

(ii) contravene, conflict with or result in a breach of any of the terms or provisions of, or give any Person a right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Seller Contract in a manner which causes a Material Adverse Effect;

(iii) result in the creation of any Lien upon any of the Purchased Assets;

(iv) contravene, conflict with, violate, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy (including revocation, withdrawal, suspension or modification of any Governmental Authorization) or obtain any relief under, any Legal Requirement applicable to the Seller;

(v) cause the Buyer to become subject to, or to become liable for the payment of, any Tax;

(vi) contravene, conflict with or violate the terms or requirements of, or result in any loss, or right of revocation, withdrawal, suspension, termination or modification of, any Purchased Governmental Authorization or Purchased Trade Certification; or

(vii) otherwise require the Seller to give any notice to, or obtain any consent from, any Person.

3.4 Books and Records. The books of account and other records of the Seller, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with reasonable business practices and Legal Requirements.

3.5 Financial Statements. The Seller has delivered to the Buyer (a) reviewed balance sheets of the Seller as of December 31, 2015, and reviewed statements of income and cash flows of the Seller for the fiscal year ending on such date and (b) reviewed balance sheets of the Seller as of December 31, 2013 and 2014, and reviewed statements of income and cash flows of the Seller for each of the fiscal years ending on such dates, in each case together with any notes thereto (collectively, the “Annual Financial Statements”). Section 3.5 of the Disclosure Schedule contains an unaudited balance sheet of the Seller (the “Interim Balance Sheet”) as of June 30, 2016 (the “Balance Sheet Date”) and unaudited statements of income and cash flows of the Seller for the six (6)-month period ending on such date (collectively, the “Unaudited Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) are true, complete and correct and fairly present the results of operations, cash flows and financial position of the Seller for the periods and as of the dates referred to in the Financial Statements, all in accordance with GAAP consistently applied throughout the periods referred to in the Financial Statements (or, if prior practice deviates from GAAP, in accordance with prior practice as set forth on Section 3.5 of the Disclosure Schedule) subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect) and to the absence of notes (that, if presented, would not differ materially from those included in the Annual Financial Statements) and (ii) are consistent with the books and records of the Seller.

3.6 Undisclosed Liabilities. The Seller has no obligation or liability (whether known or unknown and whether absolute, contingent or otherwise), except liabilities and obligations that (i) are fully accrued or reserved against in the Interim Balance Sheet; (ii) were incurred since the Balance Sheet Date in the Ordinary Course and consistent with past practices and are of the same type and category as shown on the Interim Balance Sheet; or (iii) are the Seller’s obligations under the Seller Contracts, excluding liability for breaches thereof.

3.7 Absence of Certain Changes or Events. Since December 31, 2015, the Seller has conducted its business only in the Ordinary Course and there has not been any:

(i) event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect;

(ii) change in the Seller’s authorized or issued capital stock or any declaration or payment of any dividend or other distribution in respect of shares of the Seller’s capital stock except for Ordinary Course distributions in connection with income taxes;

(iii) amendment or modification to the Seller’s articles of incorporation or bylaws;

(iv) loss or damage (whether or not covered by insurance) affecting any of the Purchased Assets in excess of $10,000.00;

(v) payment or increase by the Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee (except, in the case of employees, payments of salaries or other compensation in the Ordinary Course) or entry by the Seller into any employment, severance or similar contract with any director, officer or employee;

(vi) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Seller;

(vii) entry into, breach or default under, termination of, receipt of a notice of termination of or cancellation or waiver of any (A) Purchased Governmental Authorization, (B) Purchased Trade Certification, (C) Purchased Contract or transaction involving a total commitment by or to the Seller with an aggregate financial value in excess of $10,000.00 or (D) claims or rights of the Seller;

(viii) sale (other than sales of Inventories in the Ordinary Course), lease or other disposition of any Purchased Asset or other property of the Seller or mortgage, pledge or imposition of any Lien on any Purchased Asset or other property of the Seller except for the Permitted Liens;

(ix) change in the accounting methods used by the Seller;

(x) acquisition of assets by the Seller other than in the Ordinary Course;

(xi) change in the terms of any Contracts or other documents identified in the Disclosure Schedule other than in the Ordinary Course;

(xii) indication by any customer or supplier of the Seller of any intention to discontinue or change the terms of its relationship with the Seller other than in the Ordinary Course; or

(xiii) the loss of any Proprietary Right as a result of the failure to make any filing with or pay any fee to any Governmental Authority; or

(xiv) agreement, whether oral or written, by the Seller to do any of the foregoing.

3.8 Taxes and Tax Returns.

(a) The Seller has duly and timely filed all Tax Returns required to be filed by it on or before the date hereof, and all such Tax Returns are true, correct and complete in all material respects. The Seller has duly paid or made provision on the Financial Statements, in accordance with GAAP, for the payment of all Taxes that have been incurred or are due to any taxing authorities by the Seller. The Seller has established reserves on the Financial Statements that are adequate for the payment of all Taxes of the Seller not yet due and payable. All amounts required to be paid by the Seller as estimated income taxes under Code § 6655, and all comparable provisions of state or local statutes, have been duly paid. Since December 31, 2015, the Seller has not incurred any liability for Taxes, other than in the Ordinary Course; provided, however, that Seller has filed for extensions in connection with its 2015 tax returns.

(b) There are no disputes pending in respect of, or claims asserted for, Taxes upon the Seller, nor are there any pending or, to the Seller’s Knowledge, threatened audits or investigations or outstanding matters under discussion with any taxing authorities with respect to the payment of Taxes of the Seller, nor has the Seller given or been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Taxes for any period. No issues that have been raised by any taxing authority in connection with any Taxes or Tax Returns of the Seller are of a recurring nature that would apply to the Taxes or the Tax Returns of the Buyer after the Closing Date. To the Seller’s Knowledge, there are no threatened claims or disputes, nor is there any basis for any claims or disputes, for past due Taxes of the Seller. No claim against the Seller has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns.

(c) There are no Liens with respect to Taxes (except for Liens for Taxes, assessments or other governmental charges not yet due) upon any of the Purchased Assets.

(d) There has been withheld or collected from each payment made to each employee of the Seller the amount of all Taxes, including, to the extent applicable, federal income Taxes, Federal Insurance Contributions Act Taxes, and state and local income, payroll and wage Taxes, required to be withheld or collected therefrom through the date hereof, and there has been withheld from each payment made by the Seller to each other Person the amount of all Taxes, including without limitation, to the extent applicable, sales Taxes, required to be withheld or collected therefrom through the date hereof, and the same have been paid to the proper Tax depositories or collecting authorities by the date hereof or shall be timely paid to the proper Tax authorities thereafter.

3.9 Litigation.

(a) There are no Proceedings that have been commenced by or against the Seller or, to the Seller’s Knowledge, that have been threatened against or may affect the Seller (including its officers, directors or employees in their capacity as such) or any of its properties, assets or operations, or that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b) There are, to Seller’s Knowledge, no Orders to which the Seller or to which any of the assets owned or used by the Seller are subject or that may adversely affect the Seller (including its officers, directors or employees in their capacity as such) or that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated by this Agreement, or that could affect the enforceability of this Agreement against the Seller or impair the Seller’s ability to consummate the transactions contemplated by this Agreement. To the Seller’s Knowledge, no officer, director, agent, or employee of the Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Seller.

3.10 Governmental Authorizations and Trade Certifications.

(a) Section 3.10(a) of the Disclosure Schedule contains a complete and accurate list of each Purchased Governmental Authorization and Purchased Trade Certification. The Seller has delivered to the Buyer complete copies of each Purchased Governmental Authorization and Purchased Trade Certification.

(b) Except for those Governmental Authorizations and Trade Certifications set forth in Section 3.10(b) of the Disclosure Schedule, no Governmental Authorizations or Trade Certifications other than those set forth in Section 3.10(a) of the Disclosure Schedule are necessary or required for the Seller to lawfully conduct its business as currently conducted, or for the Seller to own, lease or use its assets.

(c) Each of the Purchased Governmental Authorizations and Purchased Trade Certifications is valid and in full force and effect, and all applications required to have been filed for renewal of the Purchased Governmental Authorizations and Purchased Trade Certifications have been duly filed on a timely basis with the appropriate Governmental Authorities or other entities or organizations, and all other filings required to have been made with respect to the Purchased Governmental Authorizations and Purchased Trade Certifications have been duly made on a timely basis with the appropriate Governmental Authorities or other entities or organizations. Except as described in Section 3.10 of the Disclosure Schedule, the Purchased Governmental Authorizations and Purchased Trade Certifications (i) are not subject any restrictions or conditions that would restrict the Seller’s business as presently conducted or as presently planned to be conducted; and (ii) are transferable to the Buyer and shall remain in full force and effect immediately subsequent to the Closing without any cost to the Buyer and without any additional restriction or condition, or adverse change, as a result of the transactions contemplated hereby.

3.11 Compliance with Laws, Governmental Authorizations and Trade Certifications.

(a) Except as described in Section 3.11 of the Disclosure Schedule, the Seller is, and at all times since January 1, 2013, has been, in compliance in all material respects with (i) to Seller’s Knowledge, all Legal Requirements applicable to the Seller and (ii) all Governmental Authorizations and Trade Certifications of the Seller. Since January 1, 2013, the Seller has not paid any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for a failure to fully comply with any such Legal Requirements or Governmental Authorizations.

(b) Except as described in Section 3.11 of the Disclosure Schedule, to Seller’s Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result in a violation by the Seller, or failure on the part of the Seller to comply with, any Legal Requirement or any Governmental Authorization or Trade Certification of the Seller, (ii) give rise to any obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, or (iii) result in the revocation, withdrawal, suspension, cancellation, termination of or any modification to any Purchased Governmental Authorization or Purchased Trade Certification.

(c) Except as described in Section 3.11 of the Disclosure Schedule, the Seller has not received, at any time since January 1, 2013, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or any Governmental Authorization or Trade Certification of the Seller, (ii) any actual, alleged, possible or potential obligation on the part of the Seller to undertake, or to bear all or any portion of, any remedial action of any nature, or (iii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Purchased Governmental Authorization or Purchased Trade Certification.

3.12 Environmental Matters.

(a) The Seller (i) is, and at all times has been, to Seller’s Knowledge, in compliance with all Environmental Laws, (ii) is not liable under any Environmental Laws for remediation or other costs, (iii) has not received any communication (written or oral) that alleges that it is not, or at any time has not been, in such compliance, or has caused exposure of any Person or the environment to any Hazardous Substance, (iv) has all the Governmental Authorizations required by the Environmental Laws for the conduct of its business and (v) knows of no facts or circumstances that may prevent or substantially increase the cost of compliance by the Seller with the Environmental Laws.

(b) Section 3.12(b) of the Disclosure Schedule identifies, to the Seller’s Knowledge, all environmental reports, audits or assessments, all occupational health studies, all regulatory inspections reports and correspondence with regulatory authorities in connection with environmental matters, and all documents pertaining to underground and above-ground storage tanks, polychlorinated biphenyls (“PCBs”), asbestos in buildings or products, off-site disposal or wastes, and environmental consent orders, fines and penalties, in each case, that relate to property or facilities now or formerly owned, leased or operated by the Seller, including the Real Property and the Improvements (such properties and facilities, the “Facilities”), and all such items have been delivered to the Buyer.

(c) To Seller’s Knowledge, there does not exist, is not occurring and has not occurred during Seller’s occupation of the Real Property and the Improvements any presence, generation, storage, treatment, transport, release or disposal of any Hazardous Substance on, in, under, to or from any Facility in violation of any Environmental Law or that may result in any liability or obligation of the Seller or the Buyer. The Seller has not, to Seller’s Knowledge, caused to occur any presence, generation, storage, treatment, transport, release or disposal of any Hazardous Substance in violation of any Environmental Law or that may result in any liability or obligation of the Seller or the Buyer.

(d) The Seller does not own or operate nor, to the Seller’s Knowledge, has it formerly owned or operated, any site that, nor, to the Seller’s Knowledge, has the Seller sent wastes to a site that, pursuant to CERCLA or any other state or federal law, (i) has been placed on the “National Priorities List,” the “CERCLIS” list or any other state or federal list of sites with suspected or confirmed environmental problems, (ii) is subject to or the source of a claim, administrative order or other request to take removal or remedial action, or other response or corrective action, or to pay money under any Environmental Law or (iii) is otherwise the subject of any federal or state investigation relating to any Environmental Law.

(e) Section 3.12(e) of the Disclosure Schedule identifies (i) all on-site and off-site locations where the Seller has stored, disposed or arranged for the disposal of Hazardous Substances, and (ii) all on-site and off-site locations where the Seller has stored or disposed of Hazardous Substances, except for storage of cleaning, pest control and office supplies held for use by the Seller in the Ordinary Course.

(f) No products made, manufactured, constructed, distributed, sold, leased, supported or installed by the Seller contain asbestos, asbestos-containing material, mercury, mercury-containing material, PCBs or PCB-containing material.

3.13 Employee Benefit Plans; ERISA.

(a) Section 3.13 of the Disclosure Schedule lists each employee pension, retirement, profit sharing, bonus, incentive, deferred compensation, hospitalization, medical, dental, vacation, insurance, sick pay, disability, severance and other plan, trust, fund, program, policy, contract, arrangement or the like that is a Plan maintained, participated in or contributed to by the Seller or any ERISA Affiliate (each, a “Seller Plan”). In addition, Section 3.13 of the Disclosure Schedule lists each obligation, arrangement, plan or customary practice that is an Other Benefit Obligation maintained, participated in or contributed to by the Seller (“Seller Benefit Obligation”). Section 3.13 of the Disclosure Schedule also lists each ERISA Affiliate. The terms “Seller Plan” and “Seller Benefit Obligation” also include any Plan or Other Benefit Obligation formerly maintained, participated in or contributed to by the Seller, a predecessor of the Seller, or any ERISA Affiliate (including with respect to such a predecessor) or former ERISA Affiliate (including with respect to such a predecessor) if the Seller has any liability with respect thereto.

(b) Neither the Seller nor, to Seller’s Knowledge, any ERISA Affiliate has ever participated in any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Neither the Seller nor, to Seller’s Knowledge, any ERISA Affiliate is subject to any liability with respect to current or prior participation in, current or prior contributions to or current or prior obligations to contribute to any such multiemployer plan. Neither the Seller nor, to Seller’s Knowledge, any ERISA Affiliate has any intent or commitment, whether legally binding or not, to establish, maintain or participate in any plan, fund, program, policy, contract, arrangement, obligation, practice or the like that would, if such intent or commitment had already been carried out, be a Seller Plan or a Seller Benefit Obligation, or to modify or change any Seller Plan or Seller Benefit Obligation that would affect any participant in such Plan or Other Benefit Obligation or any employee or terminated employee of the Seller or, to Seller’s Knowledge, any ERISA Affiliate.

(c) With respect to each of the Seller Plans that is intended to be tax-qualified under Section 401 of the Code, if any, a current, effective favorable individual determination letter has been received by the Seller or the ERISA Affiliate with respect to all of the terms of the Plan relevant to the Plan’s qualification. With respect to each of the Seller Plans or Seller Benefit Obligations (or any fund, trust or other funding medium thereunder) for which a ruling, determination letter, or the like is required to obtain the intended tax benefits thereof, such ruling, determination letter or the like has been received and is in effect.

3.14 Employees; Labor Matters.

(a) Section 3.14(a) of the Disclosure Schedule sets forth all current employees of the Seller, identifies which of such employees are on leave of absence, layoff, short-term disability or other similar status, and indicates for each such employee such employee’s job title, current hourly rate of compensation or base salary (as applicable) and bonus structure, accrued vacation and severance pay, as well as such employee’s date of birth and date of hire. There is no Seller Contract (i) for the employment of any individual or (ii) relating to the payment of any severance or termination payment or bonus to any employee or former employee of the Seller.

(b) The Seller is not delinquent in payments to any employee of the Seller for any wages, salaries, commissions, bonuses or other compensation for any services performed by them to date or amounts required to be reimbursed to such employees.

(c) To the Seller’s Knowledge, no employee of the Seller is a party to, or otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or shall affect (i) the performance of his or her duties as an employee of the Seller, (ii) the ability of the Seller to conduct its business or (iii) the ability of such individual to assign to the Seller any rights under any invention, improvement or discovery.

(d) Section 3.14(c) of the Disclosure Schedule specifies the number of employees terminated by the Seller during the 90-day period prior to the date hereof. To the Seller’s Knowledge, no employee of the Seller intends to terminate his or her employment with the Seller.

(e) The Seller is not, and since January 1, 2013, has not been, a party to any collective bargaining agreement or other labor Contract. There is not presently, and since January 1, 2013, there has not been, any pending or existing or, to the Seller’s Knowledge, threatened (i) strike, slowdown, picketing, work stoppage, or employee grievance process, or (ii) application for certification of a collective bargaining agent for any of the employees of the Seller. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute with respect to employees of the Seller. There is no lockout of any employees of the Seller, and no such action is contemplated by the Seller.

(f) The Seller has delivered to the Buyer true and complete copies of all personnel, payroll, and employment manuals and policies of the Seller.

(g) There are no loans or other obligations payable or owing by the Seller to any officer, director or employee of the Seller, except salaries, wages, bonuses and salary advances and reimbursement of expenses incurred and accrued in the Ordinary Course. There are no loans or debts payable or owing by any such Persons or their Affiliates to the Seller, nor has the Seller guaranteed any of their respective loans or obligations.

3.15 Contracts.

(a) Set forth in Section 3.15 of the Disclosure Schedule is a complete and accurate list of all of the Seller Contracts, other than the following: (i) Contracts cancelable by the Seller on 60 days or less notice without penalty or other financial obligation and that involves payments to or from the Seller of less than $10,000.00 during such 60-day period or (ii) any Contracts involving the performance of services or the purchase or sale of goods or materials of an amount or value not in excess of $10,000.00 per year and whose term do not continue for longer than one year after the date hereof. In addition, notwithstanding the applicability of any of the foregoing exclusions, Section 3.15 of the Disclosure Schedule sets forth each Seller Contract involving a sharing of profits, losses, costs or liabilities by the Seller with any other Person, and each Seller Contract containing covenants that in any way purport to restrict the business activity of the Seller or limit the freedom of the Seller to engage in any line of business or to compete with any Person, and specifically identifies which Seller Contracts are those of the foregoing types. The contracts or instruments required to be set forth in Section 3.15 of the Disclosure Schedule are referred to herein as the “Material Contracts.”

(b) The Seller has heretofore delivered to the Buyer true and complete (i) copies of all written Material Contracts and (ii) descriptions of all material terms of all oral Material Contracts.

(c) Each of the Material Contracts is in full force and effect, and constitutes a valid and binding obligation of the Seller and, to the Seller’s Knowledge, the other parties thereto, and is legally enforceable in accordance with its terms, except as enforcement may be limited by the Bankruptcy Exceptions.

(d) To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Seller or the other Person party thereto the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Seller Contract, in each case other than an event that would not reasonably be expected to have a Material Adverse Effect. The Seller has not given to or received from any other Person, at any time since January 1, 2013, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Seller Contract.

(e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amount paid or payable to the Seller under any Material Contracts with any Person, and to the Seller’s Knowledge, no Person has made written demand for any such renegotiation.

(f) The Seller Contracts have been entered into in the Ordinary Course by the Seller and have been entered into without the commission of any act alone or in concert with any other Person, and without any consideration having been paid or promised, that is in violation of any Legal Requirement applicable to the Seller.

(g) To Seller’s Knowledge, no Purchased Contract will upon completion or performance thereof have a Material Adverse Effect on the Purchased Assets or the business to be conducted by the Buyer with the Purchased Assets.

(h) Provided that any applicable consent listed on Section 3.3 of the Disclosure Schedule has been obtained, upon the assignment at Closing of each Purchased Contract as contemplated by this Agreement, such Purchased Contract shall, to Seller’s Knowledge, remain in full force and effect and shall be enforceable by the Buyer immediately after the Closing.

3.16 Assets.

(a) The Seller owns good and valid title to all of the Purchased Assets, whether tangible or intangible, that it purports to own, including all of the assets reflected on the Interim Balance Sheet (except for assets held under capitalized leases and assets sold since the Balance Sheet Date in the Ordinary Course), but excluding the Proprietary Rights (which are addressed in Section 3.20), free and clear of all the Liens except for the Permitted Liens.

(b) Section 3.16(b) of the Disclosure Schedule lists all of the Purchased Fixed Assets owned by the Seller and the location thereof.

(c) Section 3.16(c) of the Disclosure Schedule lists all of the Purchased Assets (other than Proprietary Rights) that are leased (rather than owned) by the Seller. For each such leased asset, the Seller has delivered to the Buyer true and complete copies of all leases and other agreements affecting such asset, which it has in its possession.

(d) Each item of tangible personal property included in the Purchased Fixed Assets is in a good state of repair, reasonable wear and tear excepted, does not require any maintenance and repairs except for routine maintenance and repairs not material in nature or cost and is adequate for use by the Seller for its intended purposes, except as listed in Section 3.16(d) of the Disclosure Schedule.

(e) The Purchased Assets (i) constitute all of the assets used by the Seller in connection with the operation of its business and (ii) are sufficient for the continued conduct of the Seller’s business by the Buyer after the Closing in substantially the same manner as conducted prior to the Closing.

3.17 Real Property.

(a) Other than the Real Property leased by the Seller, the Seller does not own or lease any other premises or parcel of real estate.

(b) The Real Property, and the improvements, buildings and structures thereon (the “Improvements”), (i) constitute all of the Real Property used by the Seller in the conduct of its business, and (ii) may continue to be used after the Closing for the operation of the Seller’s business as currently operated by the Seller upon agreement with the landlord. No notice of the violation of any Legal Requirement or private restriction has been received by the Seller concerning the Real Property.

(c) The Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property, or any portion thereof or interest therein.

(d) To Seller’s Knowledge, all of the Real Property and all of the Improvements are serviced by all necessary and adequate utilities, including water, sewage, gas, electricity and telephone. To Seller’s Knowledge, all water, rail, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property or the Improvements are installed and operating and are sufficient to enable the Real Property and all of the Improvements to continue to be used and operated in the manner currently being used and operated.

(e) The Seller does not owe any money to any architect, contractor, subcontractor or materialmen for labor or materials performed, rendered or supplied to or in connection with the Real Property, and there is no construction or other improvement work being done at, nor are there any construction or other improvement materials being supplied to, the Real Property.

3.18 Inventory.

(a) All of the Purchased Inventories are in the quantities reflected in the Interim Balance Sheet, subject to sales and additions to the Purchased Inventories in the Ordinary Course of the Seller’s business following such date. The quantities of each item included in the Purchased Inventories are reasonable in the present circumstances of the Seller’s business. All of the Purchased Inventories are located on the Real Property or at the disassembly and reconditioning facilities set forth in Section 3.18 of the Disclosure Schedule. The Seller is not in possession of any Inventories not owned by the Seller, including goods already sold except as disclosed in Section 3.18 of the Disclosure Schedule. No customer of the Seller has the right to return for credit or refund items that, if returned, would be included in the Purchased Inventories pursuant to any agreement, understanding or practice of the Seller with respect to taking back any product (other than with respect to defective products). Without limiting the generality of the foregoing, there is no product of the Seller in the possession of customers of the Seller on consignment or on a similar basis.

(b) Notwithstanding any other term of this Agreement, the parties agree that with respect to its condition the Purchased Inventory is being sold and transferred on an AS-IS, WHERE-IS basis. Accordingly, Seller makes no representations and warranties in connection with the condition of the Purchased Inventories AND ANY AND ALL IMPLIED WARRANTIES WITH RESPECT TO THE CONDITION OF THE PURCHASED INVENTORIES ARE HEREBY DISCLAIMED BY SELLER.

3.19 Accounts Receivable. All Purchased Accounts Receivable (i) represent valid and bona fide claims, (ii) were acquired or arose in the Ordinary Course of the Seller’s business and (iii) are and will be fully collectible by the Buyer in the aggregate face value thereof in the Ordinary Course, net of any respective reserves shown on the Financial Statements or on the accounting records of the Seller as of the Closing Date, within 11 months after the Closing Date. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of the Seller’s business, under any Seller Contract with any obligor of a Purchased Account Receivable relating to the amount or validity of such Account Receivable.

3.20 Proprietary Rights.

(a) Ownership and Right to Use. The Seller owns, has been granted a license to use or otherwise has, to Seller’s Knowledge, the right to use all of the Purchased Proprietary Rights. The Purchased Proprietary Rights constitute all of the Proprietary Rights used by the Seller in the Business. Except as set forth in Section 3.20(a) of the Disclosure Schedule, the Seller does not have, and the Buyer will not have upon the Closing, (i) any contractual limitation or restriction on its right to use any Purchased Proprietary Right, (ii) any obligation to pay any royalty or other fee to any Person relating to any Purchased Proprietary Right or (iii) any obligation to any other Person to register, protect or, to Seller’s Knowledge, to otherwise take any action with respect to any Purchased Proprietary Right. There is no Seller Contract, other than those Contracts listed in Section 3.20(a) of the Disclosure Schedule, which grants any Person a license in any Purchased Proprietary Right.

(b) Acquired Proprietary Rights. Section 3.20(b) of the Disclosure Schedule identifies each Purchased Proprietary Right that was created for the Seller by any Person other than an employee acting within the scope of the employee’s duties for the Seller. Except as set forth in Section 3.20(b) of the Disclosure Schedule, each such Person has entered into a Contract with the Seller pursuant to which it has assigned to the Seller all of such Person’s rights in such Purchased Proprietary Rights, free of any restrictions, and agreed not to use or disclose any Trade Secrets included in such Purchased Proprietary Rights. Section 3.20(b) of the Disclosure Schedule identifies each Purchased Proprietary Right that is owned by any other Person and licensed to the Seller and identifies the Seller Contract pursuant to which the Seller has licensed such Purchased Proprietary Right, together with any additional Contracts that modify the Seller’s rights or obligations with respect to such Purchased Proprietary Right.

(c) Marks, Trade Names and Domain Names. Section 3.20(c) of the Disclosure Schedule lists each Mark and Trade Name that has been used by the Seller during the last year, and lists each application for registration that has been filed and each registration that has been obtained by the Seller with respect to any such Marks. Section 3.20(c) of the Disclosure Schedule lists each domain name used by the Seller during the last year. All such Marks, Trade Names and domain names are included in the Purchased Proprietary Rights. To Seller’s Knowledge, the Seller has the right to use each such Mark and Trade Name within the scope, and in the geographic area, of its present use and has the right to continue to use each such domain name. To the Seller’s Knowledge: (i) no other Person is using a similar Trade Name to describe a business that is similar to the Business; (ii) no other Person is using a similar Mark to describe products or services that are similar to the products and services of the Business; and (iii) no other Person has registered or is currently using any Mark or Trade Name in a manner that would preclude the Seller from using the Marks and Trade Names included in the Purchased Proprietary Rights throughout the United States.

(d) Patents. The Seller does not own or license any Patent.

(e) Copyrights. Section 3.20(e) of the Disclosure Schedule lists each Copyright registration owned by the Seller and included in the Purchased Proprietary Rights.

(f) Trade Secrets. The Seller has taken efforts that are reasonable under the circumstances to prevent unauthorized disclosure to any other Person of such portions of the Seller’s Trade Secrets included in the Purchased Proprietary Rights that would enable such Person to compete with the Seller within the scope of the Seller’s business as now conducted and as presently proposed to be conducted.

(g) Agreements with Employees. Except as set forth in Section 3.20(g) of the Disclosure Schedule, each current or former employee of the Seller has executed an agreement (i) obligating that Person not to use any Trade Secrets included in the Purchased Proprietary Rights, except in performing duties for the Seller, and not to disclose any such Trade Secrets to any other Person and (ii) assigning to the Seller any Proprietary Rights of such employee that relate to the Business.

(h) Software.

(i) Section 3.20(h) of the Disclosure Schedule lists all of the Purchased Software. Except as set forth in Section 3.20(h) of the Disclosure Schedule, the Purchased Software constitutes all of the Software used by the Seller.

(ii) Section 3.20(h) of the Disclosure Schedule indicates whether each Purchased Software program is owned by the Seller or licensed by the Seller from another Person. Each Person who has participated in the development of Purchased Software that is owned by the Seller is a party to a Seller Contract pursuant to which such Person has assigned the Proprietary Rights in such Software (including the related documentation) to the Seller. With respect to each Purchased Software program that is licensed by the Seller from another Person, except as set forth in Section 3.20(h) of the Disclosure Schedule and except for unmodified versions of publicly available software (A) Seller has, and Buyer will have upon assignment at Closing, all rights as licensee under such Software. Section 3.20(h) of the Disclosure Schedule lists any fee or other amount that, to Seller’s Knowledge, Buyer will be required to pay in connection with, or as a result of, the assignment of such Purchased Software.

(iii) The Seller does not sell, license, sublicense, market or otherwise provide Software, or access to Software, to other Persons in connection with the Business and no Seller Contract grants any Person a license or sublicense in any Software or any right to access or use any Software. The Seller has not entered into any Contract, other than those Seller Contracts listed in Section 3.20(h) of the Disclosure Schedule, that restricts the Seller’s use of any Purchased Software or that obligates the Seller to maintain, enhance, protect or otherwise take any action with respect to any Purchased Software.

(i) No Infringement. To Seller’s Knowledge, the Seller has not interfered with, infringed upon or misappropriated any Proprietary Right of any other Person and the continued operation of the Seller’s business by the Buyer, in the manner that such business is currently conducted or proposed to be conducted, will not, to Seller’s Knowledge, interfere with, infringe upon or misappropriate any Proprietary Right of any other Person. To the Seller’s Knowledge, no Person is interfering with, infringing upon or misappropriating any Purchased Proprietary Right. No claim has been asserted against the Seller by any Person: (i) that such Person has any right, title or interest in or to any of the Copyrights, Patents, Trade Secrets or Know-How included in the Purchased Proprietary Rights; (ii) that such Person has the right to use any of the Marks, Trade Names or domain names included in the Purchased Proprietary Rights; (iii) to the effect that any past, present or projected act or omission by the Seller infringes any Proprietary Right of such Person; or (iv) that challenges the Seller’s right to use any of the Purchased Proprietary Rights. No facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any such claim.

3.21 Insurance.

(a) Section 3.21(a) of the Disclosure Schedule lists all of the insurance policies maintained by the Seller and for each policy indicates the insurer’s name, policy number, expiration date and amount and type of coverage. The Seller has delivered to the Buyer true and complete copies of all such policies. Section 3.21(a) of the Disclosure Schedule also describes: (i) any self-insurance arrangement by the Seller including any reserves established thereunder; (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Seller; and (iii) all obligations of the Seller with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(b) All insurance policies set forth or required to be set forth in Section 3.21(a) of the Disclosure Schedule are currently in effect and shall continue in full force and effect through the date of Closing. All premiums due and payable on such policies have been paid. Neither the Seller, nor, to the Seller’s Knowledge, any other Person is in breach of its obligations with respect to any such policy. The Seller has not received (i) any refusal of coverage or any notice that a defense shall be afforded with reservation of rights or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or shall not be renewed or that the issuer of any such policy is not willing or able to perform its obligations thereunder.

(c) The Seller has given notice of all existing claims to the insurer providing coverage. No insurance policy of the Seller provides for any retrospective premium adjustment or other experienced-based liability on the part of the Seller.

(d) Section 3.21(d) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the three preceding policy years:

(i) a summary of the loss experience under each policy listed on Section 3.21(a) of the Disclosure Schedule;

(ii) a statement describing each claim under each such insurance policy for an amount in excess of $10,000, which sets forth (A) the name of the claimant and (B) the amount and a brief description of the claim; and

(iii) a statement describing the loss experience for all claims of the Seller that were self-insured, including the number and aggregate costs of such claims.

(e) All insurance policies set forth in Section 3.21(a) of the Disclosure Schedule, taken together, are, to Seller’s Knowledge, sufficient for compliance with all Legal Requirements and all Seller Contracts and provide commercially-reasonable insurance coverage for the Purchased Assets and the operations of the Seller’s business.

3.22 Warranties and Products.

(a) Except as set forth in Section 3.22 of the Disclosure Schedule, during the last three years, the Seller has not recalled any products repaired, refurbished, distributed, sold, leased, supported or installed by the Seller (collectively, the “Products”) or received notice of any defect in any Product, any claim of personal injury, death, or property or economic damages in connection with any Product, or any claim for injunctive relief in connection with any Product. To Seller’s Knowledge, there are no facts that are reasonably likely to give rise to a recall of any Product or to give rise to a successful future claim of personal injury, death, or property or economic damages, or a claim for injunctive relief in connection with any Product.

(b) Section 3.22 of the Disclosure Schedule sets forth (i) a description of the standard warranty of the Seller to third Persons with respect to all Products since January 1, 2013, except warranties imposed by law; and (ii) the warranty experience of the Seller since January 1, 2013. The Seller has not given any Product warranties prior to January 1, 2013 that has not expired. There exists no circumstance within Seller’s Knowledge that, after notice or the passage of time or both, create or result in liabilities under existing Product warranties given by the Seller in excess of the reserve therefore on the Interim Balance Sheet.

3.23 Suppliers. To the Seller’s Knowledge, the relationships of the Seller with each of its suppliers are good working relationships, and no supplier of the Seller has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Seller, or has since January 1, 2015 (at the volition of the supplier) threatened to decrease or limit materially, its services, supplies or materials to the Seller.

3.24 Customers. Section 3.24 of the Disclosure Schedule lists each customer or account representing sales by the Seller in excess of $100,000.00 during 2015 and in excess of $10,000.00 in the four (4) months ended April 30, 2016. Except as set forth in Section 3.24 of the Disclosure Schedule, to the Seller’s Knowledge, (i) no Purchased Contract or account or relationship with any such customer is being terminated or is being considered for termination or nonrenewal; and (ii) no such customer is considering any material reduction in its commercial relationship with the Seller for reasons related to Seller’s performance. To the Seller’s Knowledge, no such customer is likely to, as a result of the consummation of the transactions contemplated by this Agreement, terminate or materially reduce its relationship with the Seller’s business.

3.25 Certain Payments. Since January 1, 2013, the Seller, has not, and no director, officer, agent or employee of the Seller, nor any other Person associated with or acting for or on behalf of the Seller has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services for or in respect of the Seller or any Affiliate of the Seller that is in violation of any Legal Requirement, could subject the Seller to any damage or penalty in any Proceeding or could have a Material Adverse Effect.

3.26 Transactions with Affiliates. No Shareholder, nor any officer or director of the Seller, nor any Affiliate of such Person, has, or since January 1, 2013, has had (i) any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Seller except with respect to the Real Property; (ii) any agreement, arrangement or understanding with the Seller, other than compensation and benefits as an employee payable in the Ordinary Course; (iii) any claim or other right against the Seller; or (iv) any equity interest or any other financial or profit interest in a Person that has (A) had business dealings or a material financial interest in any transaction with the Seller except with respect to the IC-DISC subsidiary of the Seller, or (B) engaged in competition with the Seller with respect to any line of the products or services of the Seller, except for a less than 1% interest in the outstanding capital stock of any Person that is publicly traded on any recognized exchange or in the over-the-counter market.

3.27 Bank Accounts; Powers of Attorney. Section 3.27 of the Disclosure Schedule sets forth (i) the name of each bank in which the Seller maintains any account or safe deposit box, along with the account or safe deposit box number and the names of all Persons authorized to draw thereon or to have access thereto; and (ii) the names of all Persons, if any, holding powers of attorney from the Seller and a summary statement of the terms thereof.

3.28 Brokers. No broker, finder or other Person is or shall be entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby from the Seller or any Shareholder by reason of any action taken by the Seller or any Shareholder except Cornerstone Business Services, Inc.

3.29 Full Disclosure.

(a) No statement that relates to the Seller contained in this Agreement, the Disclosure Schedule or any Seller Document (including each representation and warranty in this Article III contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact that was necessary to make such statements, in light of the circumstances in which they were made, not misleading.

(b) To the Seller’s Knowledge, there are no facts that have specific application to the Seller (other than general economic or industry conditions) that materially adversely affect or, as far as the Seller can reasonably foresee, materially threaten, the assets or the business, prospects, financial condition, or results of operations of the Seller that has not been set forth in this Agreement or the Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO SHAREHOLDER

The Shareholder represents and warrants to the Buyer that:

4.1 Authority; Enforceability. The Shareholder is a natural person who has the absolute and unrestricted legal right, authority, power and capacity to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by the Shareholder in connection herewith (collectively, the “Shareholder Documents”) and (ii) perform his obligations hereunder and thereunder. The execution and delivery of this Agreement and the Shareholder Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Shareholder, and no other proceedings on the part of the Seller are necessary to authorize this Agreement or the Shareholder Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms except for the Bankruptcy Exceptions. Upon execution and delivery by the Shareholder of each Shareholder Document, such Shareholder Document shall constitute a legal, valid and binding obligation of the Shareholder, in each case enforceable against him in accordance with its terms except for the Bankruptcy Exceptions.

4.2 Consents and Approvals; No Violation.

(a) No Governmental Authorization is required in connection with (i) the execution or delivery by the Shareholder of this Agreement or the Shareholder Documents, or (ii) the performance by the Shareholder of the Shareholder’s obligations under this Agreement or the Shareholder Documents.

(b) Except as disclosed in Section 4.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Shareholder Documents by the Shareholder nor the performance of the Shareholder’s obligations hereunder or thereunder shall (with or without notice or lapse of time) cause a Material Adverse Effect and: (i) contravene, conflict with or result in a breach of any of the terms or provisions of, constitute a default or give any Person a right to declare a default under, give rise to any right of termination, cancellation or acceleration under or give any Person the right to exercise any remedy under, any Contract to which the Shareholder is a party or pursuant to which the Shareholder has any obligation or liability, (ii) contravene, conflict with, result in any violation of, or give any Governmental Authority the right to exercise any remedy (including revocation, withdrawal, suspension or modification) or obtain any relief under, any Legal Requirement applicable to the Shareholder, or (iii) otherwise require the Shareholder to give any notice to, or obtain any consent from, any Person.

4.3 Equity Interests. The authorized equity securities of the Seller consist of 9,000 shares of common stock, par value $.01 per share, of which all outstanding shares are issued and outstanding and owned by the Shareholder. The Shareholder is, and will be on the Closing Date, the record and beneficial owner and holder of the shares owned by it. None of the shares of the Shareholder were issued in violation of the Securities Act of 1933, as amended, or any other Legal Requirement.

4.4 Litigation. There are no Proceedings commenced against or, to the Shareholder’s knowledge, threatened against the Shareholder that could affect its ability to consummate the transactions contemplated by this Agreement. The Shareholder is not subject to any Order that could affect the enforceability of this Agreement against the Shareholder or impair its ability to consummate the transactions contemplated by this Agreement.

4.5 Brokers. No broker, finder or other Person is or shall be entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby from the Buyer by reason of any action taken by the Shareholder.

4.6 Full Disclosure. No representation made by the Shareholder that is contained in this Agreement, the Disclosure Schedule or any Shareholder Document contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact that was necessary, in light of the circumstances under which it was made, in order to avoid statements herein or therein being misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER

The Buyer represents and warrants to the Seller as follows:

5.1 Organization; No Prior Operations. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, the Buyer is duly qualified to do business as a foreign limited liability company, and is in good standing, in the State of Wisconsin. From the date of its organization, the Buyer has not engaged in any active business operations or incurred any liabilities other than matters directly related to the transactions described in this Agreement.

5.2 Authority; Enforceability. The Buyer has the absolute and unrestricted legal right, authority, power and capacity to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by the Buyer in connection herewith (collectively, the “Buyer Documents”) and (ii) perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize this Agreement or any of the Buyer Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms except for the Bankruptcy Exceptions. Upon execution and delivery by the Buyer of each Buyer Document, such Buyer Document shall constitute a legal, valid and binding obligation of the Buyer, in each case enforceable against it in accordance with its terms except for the Bankruptcy Exceptions.

5.3 Consents and Approvals; No Violation.

(a) The Buyer has obtained the Governmental Authorization required in connection with (i) the execution or delivery by the Buyer of this Agreement or the Buyer Documents, or (ii) the performance of the Buyer’s obligations under this Agreement or the Buyer Documents.

(b) Neither the execution and delivery of this Agreement and the Buyer Documents by the Buyer nor the performance of the Buyer’s obligations hereunder or thereunder shall (with or without notice or lapse of time): (i) contravene, conflict with or result in any violation of any provision of the articles of organization or operating agreement of the Buyer or any resolution adopted by the managers or members of the Buyer, or (ii) contravene, conflict with, result in any violation of, or give any Governmental Authority the right challenge any of the transaction contemplated hereby or to exercise any remedy (including revocation, withdrawal, suspension or modification) or obtain any relief under, any Legal Requirement applicable to the Buyer.

5.4 Litigation. There are no Proceedings commenced against, or, to the Buyer’s knowledge, threatened against the Buyer that could affect its ability to consummate the transactions contemplated by this Agreement. The Buyer is not subject to any Order that could affect the enforceability of this Agreement against the Buyer or impair its ability to consummate the transactions contemplated by this Agreement.

5.5 Brokers. No broker, finder or other Person is or shall be entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby from the Seller by reason of any action taken by the Buyer.

5.6 Full Disclosure. No representation made by the Buyer that is contained in this Agreement, the Disclosure Schedule or any Buyer Document contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact that was necessary, in light of the circumstances under which it was made, in order to avoid statements herein or therein being misleading.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Confidentiality. From and after the date hereof, neither the Seller nor any Shareholder shall disclose or use, and each of the Seller and the Shareholder shall use Commercially Reasonable Efforts to cause its officers, directors, employees, lenders, accountants, representatives, agents and advisors not to disclose or use, any of the Seller’s proprietary and confidential information to any other Persons except to the extent (i) such information is or becomes publicly available or obtainable from independent sources and not in breach of the obligations of the Seller or such Shareholder hereunder, (ii) such information is required to be disclosed by law or by Governmental Authorities having jurisdiction over the Seller or such Shareholder (including applicable securities laws and the rules and regulations of any stock exchange or inter-dealer automated quotation system on which the securities of the Buyer are traded), or (iii) disclosure is necessary for the Seller or such Shareholder to enforce any or all of its rights under this Agreement.

6.2 Employees.

(a) The Seller shall use Commercially Reasonable Efforts to assist the Buyer in obtaining the employment of all employees of the Seller (the “Seller Employees”) and the Seller shall cooperate with and shall make available to the Buyer, to the extent permitted by applicable Legal Requirements, all information and documents as may be necessary to assist and coordinate the employment by the Buyer of all of Seller Employees.

(b) Subject to the provisions of Section 6.2(e) below, Buyer shall hire, effective as of the Closing Date, all of Seller’s existing employees in their existing positions and at their existing levels of monetary compensation, and provide employment benefits substantially similar to their existing employment benefits.

(c) Effective as of the Closing, the Seller shall terminate the employment of all of the Seller Employees. The Buyer shall not be liable to any Seller Employees or other Persons for any severance obligations, benefit obligations or any other similar obligations owed by the Seller in connection with the termination of any Seller Employee’s or other Person’s employment with the Seller.

(d) Throughout the five-year period immediately after the Closing, neither the Seller nor the Shareholder shall at any time, directly or indirectly, solicit, encourage, entice or induce for employment any employees of the Buyer in connection with the Business, nor shall the Seller or Shareholder employ any such employees of the Buyer in connection with the Business at any time during the one-year period following the Closing Date, in either case without the prior written consent of the Buyer (which written consent shall be effective only as to the employees specified therein and to no other Person, and such written consent shall not be unreasonably withheld for those employees that are terminated by the Buyer without cause). Notwithstanding the foregoing, Seller and Shareholder may: (i) employ Seller’s former employees on a limited, part-time basis for the purpose of winding up the affairs of the Seller with respect to tax filings and similar activities; and (ii) engage in general advertising and solicitation for employees which is not specifically directed to employees of the Buyer (provided that this clause (ii) shall not diminish the foregoing covenant not to employ employees of the Buyer). The Seller and the Shareholder agree that monetary damages may be inadequate to remedy any breach or threatened breach of the obligations set forth in this Section 6.2(d) and that the Buyer shall be entitled to equitable relief for any breach of this Section, including without limitation the granting of injunctive relief, in addition to any other remedies available at law.

(e) The parties expressly agree that nothing in this Agreement shall be construed as requiring the Buyer to assume any collective bargaining agreement with respect to any Seller Employees. In addition, nothing in this Agreement, expressed or implied, shall (i) obligate the Buyer or any Affiliate of the Buyer to engage any independent contractor currently engaged by the Seller, independent contractor or otherwise; or (ii) confer upon any employee or independent contractor of the Seller any right to continued employment for any specified period, as an employee, independent contractor or otherwise.

6.3 Lien Searches. The Seller and the Shareholder shall promptly, but in any event within ten days before the Closing Date, obtain and deliver to the Buyer Uniform Commercial Code, tax and judgment lien search results prepared by a nationally recognized search service, from the Seller’s jurisdiction of incorporation.

6.4 Exclusivity. In recognition of the time that shall be expended and the expense that shall be incurred by the parties in connection with the transactions contemplated hereby, in the event that the execution of this Agreement occurs on a date other than the Closing Date, each of the Seller and the Shareholder shall not, and shall cause its officers, agents, employees and representatives not to, directly or indirectly, (a) encourage, solicit, engage in negotiations or discussions with, or provide information with respect to any inquiry or proposal (an “Acquisition Proposal”) relating to (i) the possible direct or indirect acquisition of all or any portion of the business of the Seller, whether through the acquisition of the capital stock or other equity interest of the Seller or all or substantially all of the Purchased Assets, or (ii) any business combination with the Seller or (b) discuss or disclose either this Agreement (except as may be required by law, or is necessary in connection with the transactions contemplated hereby, and except to the extent that such information becomes public other than as result of a violation hereof), with any Person other than the Buyer without the prior written approval of the Buyer. Similarly, the Buyer shall not discuss or disclose this Agreement (except as may be required by law, or is necessary in connection with the transactions contemplated hereby, and except to the extent that such information becomes public other than as result of a violation hereof), with any Person other than the Seller without the prior written approval of the Seller.

6.5 Seller Name Change; Buyer Qualification. Seller and Shareholder agree that on the Closing Date or as promptly thereafter as reasonably possible, they shall amend the organizational documents of Seller to change the name of the company to a name that is not similar to and is not likely to be confused with the company name of the Buyer.

6.6 Covenant Not to Compete.

(a) The Seller and Shareholder agree that, after the Closing, the Buyer shall be entitled to the goodwill and going concern value of the Business and the Purchased Assets, and to refrain from actions during the Restricted Period referenced below that would materially impair the value of same. For this and other reasons and as an inducement to the Buyer to enter into this Agreement, for a period of five years after the Closing Date (the “Restricted Period”), neither the Seller nor the Shareholder shall engage or otherwise participate in, directly or indirectly, either as principal, officer, director, agent, proprietor, shareholder, owner, partner, consultant, manager or employee, the ownership, management, operation or control of, any Person or business that competes with the Buyer with respect to the Business anywhere within the world. The Seller and the Shareholder agree that monetary damages may be inadequate to remedy any breach of the obligations set forth in this Section 6.6 and that the Buyer shall be entitled to equitable relief for any breach of this Section, including without limitation the granting of injunctive relief, in addition to any other remedies available at law.

(b) Notwithstanding anything to the contrary in this Section 6.6, the parties acknowledge and agree that this Section 6.6 shall not restrict the Shareholder or his Affiliates from owning up to (but not more than) 2% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

6.7 Inventory Valuation Methodology. The parties agree that, for all purposes under this Agreement, and notwithstanding any other term of this Agreement, the methodology for valuing and expensing Purchased Inventories as well as future Inventories of Buyer shall be consistent with Seller’s past practice as shown on Section 6.7 of the Disclosure Schedule. Accordingly, Buyer hereby waives any and all claims against Seller and Shareholder arising from or related to Seller’s use of such methodology, including but not limited to claims regarding whether such methodology complies with the requirements of GAAP.

6.8 Insurance Coverage. The Buyer agrees that for a period of five years following the Closing Date it will include the Seller as a named insured on insurance policies that include substantially the same coverages as the Seller’s existing coverage immediately prior to the Closing Date, except that workers’ compensation coverage will not be maintained for the Seller. The foregoing insurance shall, at a minimum, apply with respect to the Seller’s pre-closing business activities and the Seller’s indemnity and insurance obligations under existing aircraft and engine purchase agreements, including but not limited to those listed as Excluded Contracts, and the consignment agreement that is listed as an Excluded Contract; such obligation shall not apply with respect to any additional, new post-Closing business activities of the Seller.

ARTICLE VII

CLOSING CONDITIONS

7.1 Mutual Conditions. The respective obligations of each party to consummate the transactions required to be taken by it at the Closing shall be subject to the fulfillment of the following conditions:

(a) No party to this Agreement shall be subject on the Closing Date to any Order of a court of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement, nor shall there be any Proceeding pending or threatened by any Person other than a party to this Agreement that involves any challenge to, or seeks damages or other relief in connection with, any of the transactions contemplated hereby, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(b) No Legal Requirement shall have been adopted or promulgated as of the Closing Date having the effect of making the transactions contemplated herein illegal or otherwise prohibiting consummation of, or making void or voidable, the transactions contemplated herein.

7.2 Buyer’s Conditions. The obligation of the Buyer to consummate the transactions required to be taken by it at the Closing shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by the Buyer (in whole or in part):

(a) All representations and warranties (individually and collectively) of the Seller and the Shareholder respectively, in this Agreement and all other documents and certificates required to be delivered hereby shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on the date hereof and as of the Closing Date as if made on the Closing Date, but without giving effect to any supplement to the Disclosure Schedule. Each of the Seller and the Shareholder shall have performed and complied in all material respects with their respective covenants, agreements and conditions (individually and collectively) contained in this Agreement required to be performed and complied with by each of them, respectively, at or prior to the Closing Date.

(b) Each of the Seller and the Shareholder shall have delivered to the Buyer a certificate certifying the matters set forth in Section 7.2(a) with respect to itself. In the case of the Seller, the certificate shall be executed by its chief executive officer or president.

(c) The Seller shall have delivered to the Buyer the Seller Consents, and each such Seller Consent shall be in full force and effect.

(d) The Buyer shall have obtained the Buyer Consents, and each such Buyer Consent shall be in full force and effect.

(e) The Seller and/or the Shareholder, as their obligations appear, shall have delivered each document required to be delivered pursuant to Sections 2.12(a) and 2.12(c).

(f) All of Buyer’s employees shall have been hired by Buyer as required under this Agreement effective as of the time of Closing.

(g) The Buyer shall have received a certificate from the secretary of the Seller certifying (i) that attached thereto is a true and complete copy of the Seller’s articles of incorporation and all amendments thereto, (ii) that attached thereto is a true and complete copy of the bylaws of the Seller as then in effect, (iii) that attached thereto is a true and complete copy of the resolutions adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (iv) as to the incumbency and signatures of any of the Seller’s officers who shall execute documents at the Closing or who have executed this Agreement.

(h) The Seller shall have delivered to the Buyer a certificate of good standing of the Seller, dated as of a date not more than 10 Business Days prior to the Closing Date, from the jurisdiction of its organization.

(i) The Seller shall have delivered to the Buyer updates, to the extent needed, to the Uniform Commercial Code, tax and judgment lien search results previously delivered under Section 6.3, prepared by a nationally recognized search provider, dated as of a date not more than 10 Business Days prior to the Closing Date.

(j) The Buyer shall have received evidence satisfactory to it that prior to or substantially concurrent with the consummation of the transactions contemplated by this Agreement all of the Liens (other than the Permitted Liens) to which any of the Purchased Assets may be subject shall be released and any related filings terminated of record.

(k) The board of directors of Buyer and of Air T, Inc., the Buyer’s parent company, shall have approved this Agreement, the Buyer Documents and the transactions contemplated hereby.

(l) Since the date of this Agreement, there must not have been commenced or threatened against the Buyer, or against any Person affiliated with the Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(m) Simultaneously with the Closing, the Buyer shall enter into a revolving working capital line of credit with Bank of Montreal in an amount up to $12,000,000 and on terms reasonably satisfactory to the Buyer and substantially as negotiated between the Seller and Bank of Montreal prior to the Closing.

7.3 Seller’s Conditions. The obligations of the Seller and the Shareholder to consummate the transactions required to be taken by them at the Closing shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by the Seller:

(a) All representations and warranties (individually and collectively) of the Buyer in this Agreement and all other documents and certificates required to be delivered hereby shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on the date hereof and as of the Closing Date as if made on the Closing Date, but without giving effect to any supplement to the Disclosure Schedule. The Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions (individually and collectively) contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date.

(b) The Buyer shall have delivered to the Seller a certificate certifying as to the matters set forth in Section 7.3(a) executed by its chief executive officer or president.

(c) The Buyer shall have delivered each document required to be delivered and shall have made such payments required pursuant to Sections 2.12(b) and 2.12(c).

(d) The Seller shall have received from the Buyer a certificate from the secretary of the Buyer certifying (i) that attached thereto is a true and complete copy of the Buyer’s articles of organization and all amendments thereto; (ii) that attached thereto is a true and complete copy of the resolutions adopted by the managers of the Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; (iii) that attached thereto is a true and complete copy of the operating Agreement the Buyer as then in effect; and (iv) as to the incumbency and signatures of any of the Buyer’s officers who shall execute documents at the Closing or who have executed the Agreement.

(e) The Buyer shall have obtained and delivered to the Seller a certificate of existence and good standing of the Buyer from the jurisdiction of its incorporation.

(f) Since the date of this Agreement, there must not have been commenced or reasonably threatened against the Seller or the Shareholder, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby or (b) that may have the effect of preventing or making illegal the transactions contemplated hereby.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival. All representations, warranties, and agreements made by the Seller, the Buyer and the Shareholder in this Agreement, the Disclosure Schedule and the documents to be executed in connection with this Agreement shall survive for one (1) year following the Closing, except that the representations and warranties pursuant to Sections 3.1 (Organization; Good Standing), 3.2 (Authority; Enforceability), 3.8 (Taxes and Tax Returns), 3.12 (Environmental Matters), 3.13 (Employee Benefit Plans; ERISA), 3.16(a) (Assets), 4.1 (Authority; Enforceability), 5.1 (Organization) and 5.2 (Authority; Enforceability) shall survive Closing until the expiration of the applicable statute of limitations. All covenants to be performed by the Seller, the Buyer and the Shareholder in this Agreement and the documents to be executed in connection with this Agreement shall survive in accordance with their respective terms.

8.2 Seller’s and Shareholder’s Agreement to Indemnify. Subject to the limitations set forth in this Article VIII and Section 9.16, the Seller and the Shareholder, jointly and severally, shall indemnify and hold harmless the Buyer and its Affiliates (and the officers, directors, managers, equity holders, employees and agents of each of them) for, and shall pay to such Persons and reimburse such Persons for, any and all Damages arising, directly or indirectly, from or in connection with:

(i) any breach or inaccuracy of any representation or warranty of the Seller or the Shareholder contained in this Agreement, the Disclosure Schedule or in any certificate or document delivered pursuant to this Agreement, including the certificate delivered pursuant to Section 7.2(b); provided, that for these purposes, each qualification and exception regarding materiality or Material Adverse Effect in Articles III or IV shall be disregarded and given no effect, so that Damages are determined without regard to such qualifications and exceptions;

(ii) any material breach of any covenant or agreement of the Seller or the Shareholder contained in this Agreement or in any agreement or instrument executed and delivered pursuant to this Agreement;

(iii) any Excluded Liability (including without limitation any Excluded Liability that becomes a liability of the Buyer under any applicable bulk sales law, under any doctrine of de facto merger or successor liability, or otherwise by operation of law);

(iv) any violation of any Environmental Law with respect to the Seller or with respect to the Purchased Assets to the extent such violation occurs prior to the Closing Date; and

(v) any generation, treatment, storage, disposal, transport, release, threatened release or suspected release of any Hazardous Substance (i) by the Seller, (ii) arising in connection with the Purchased Assets prior to the Closing Date or (iii) existing or occurring, on, in, under, about, to or from any off-site disposal site to which the Seller sent wastes prior to the Closing Date.

8.3 Buyer’s Agreement to Indemnify. Subject to the limitations set forth in this Article VIII, the Buyer shall indemnify and hold harmless the Seller, the Shareholder and the Affiliates of the Seller and the Shareholder (and the officers, directors, managers, equity holders, employees and agents of each of them) for, and shall pay to such Persons and reimburse such Persons for, any and all Damages arising, directly or indirectly, from or in connection with:

(i) any material breach or inaccuracy of any representation or warranty of the Buyer contained in this Agreement or in any certificate or document delivered pursuant to this Agreement, including the certificate delivered pursuant to Section 7.3(b);

(ii) any material breach of any covenant or agreement of the Buyer contained in this Agreement or in any agreement or instrument executed and delivered pursuant to this Agreement;

(iii) any Assumed Liability; and,

(iv) any liability, claims and causes of actions, of any kind or nature, arising from or in connection with the operation of the Business and any other activities of either Buyer or its Affiliates from and after the Closing Date.

8.4 Limitations on Indemnity. Notwithstanding anything set forth in this Article VIII to the contrary:

(a) The Seller and the Shareholder shall have no liability under Section 8.2(i) until the aggregate amount of the Damages under such subsections exceeds $50,000 after which the Indemnifying Party shall have obligation to indemnify for the full amount of the Damages in excess of such limitation; provided that the foregoing limitation shall not apply to any breach or inaccuracy of any of the following representations or warranties: Sections 3.1 (Organization; Good Standing), 3.2 (Authority; Enforceability), 3.16(a) (Assets), and 4.1 (Authority; Enforceability) (collectively, the “Fundamental Representations”) and Sections 3.12 (Environmental Matters) and 8.2(iv) (Environmental Law Violations).

(b) The Seller’s and the Shareholder’s liability under Section 8.2 shall be capped at an aggregate amount of Damages of $700,000; provided that the foregoing limitation shall not apply to any breach of any of the following obligations: Sections 2.8(c) (Post-Closing Payments), 6.1 (Confidentiality), 6.6 (Covenant Not to Compete), 8.2(iii) (Excluded Liabilities), 9.1 (Expenses) and Shareholder’s Employment Agreement.

(c) No indemnification shall be required by the Seller or the Shareholder under Section 8.2(i)or by the Buyer under Section 8.3(i) unless the Indemnifying Party shall have received notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the party seeking indemnification on or before the expiration of the applicable survival period for each respective representation and warranty set forth in Section 8.1.

(d) Notwithstanding any other term of this Agreement, the Seller and the Shareholder shall not be liable for any Damages, or have any obligations of indemnification, based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Seller or the Shareholder either (i) if the Buyer had actual knowledge of such inaccuracy or breach, or had actual knowledge of the factual basis for the same, prior to Closing or (ii) if such claim by the Buyer relates to any of the matters set forth in the “Key Findings” section of the Key

Findings Report, dated May 6, 2016, and prepared by Elliott Davis Decosimo with respect to the Seller. The limitations in this Section 8.4(d) shall not include the waiver of any claims based upon fraud or intentional misrepresentation by the Seller or the Shareholder.

8.5 Procedure for Indemnification – Third-Party Claims.

(a) If any Person shall claim indemnification hereunder arising from any claim or demand of a third party, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced by the failure to give such notice; provided that the Indemnifying Party shall not be obligated to reimburse or indemnify the Indemnified Party for its costs or expenses (including legal fees) incurred in connection with the third-party claim prior to providing notice hereunder to the Indemnifying Party.

(b) If any Proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 8.5(a), the Indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding, if (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense, and by such notice it shall be conclusively established that the Indemnifying Party shall indemnify the Indemnified Party against all claims for indemnification resulting from or relating to such third-party claim as provided in this Article VIII, (ii) the Indemnifying Party provides to the Indemnified Party evidence acceptable to the Indemnified Party that the Indemnifying Party shall have the financial resources to defend against the third-party claim and to fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party conducts the defense of the third-party claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party and (iv) if the Indemnifying Party is a party to the Proceeding, the Indemnifying Party has not determined in good faith that joint representation would be inappropriate. The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand, provided that all reasonable out-of-pocket expenses incurred by the Indemnified Party shall be paid by the Indemnifying Party (except as set forth in Section 8.5(a) and the preceding sentence). If the Indemnifying Party assumes the defense of a Proceeding, (A) no compromise or settlement of the claims with respect thereto may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (I) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (II) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (B) the Indemnified Party shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

(c) If (i) notice is given to the Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within twenty (20) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, (ii) any of the conditions set forth in clauses (i) through (iv) of Section 8.5(b) above become unsatisfied or (iii) an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Indemnifying Party under this Agreement, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim; provided that the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the third-party claim (including reasonable attorneys’ fees and expenses) and the Indemnifying Party shall remain responsible for any indemnifiable amounts arising from or related to such third-party claim to the fullest extent provided in this Article VIII. The Indemnifying Party may elect to participate in such Proceedings, negotiations or defense at any time at its own expense.

(d) The Buyer, Seller and the Shareholder hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Buyer, Seller and the Shareholder with respect to such a claim anywhere in the world.

(e) With respect to any third-party claim subject to indemnification under this Article VIII, (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such third-party claim and any related Proceedings at all stages thereof if such Person is not represented by its own counsel, and (ii) the parties agree to render (each at its own expense) to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.

(f) With respect to any third-party claim subject to indemnification under this Article VIII, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use Commercially Reasonable Efforts, in respect of any third-party claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Legal Requirements), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any third-party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

8.6 Indemnification Procedure – Direct Claims. If an Indemnified Party shall claim indemnification hereunder for any claim other than a third-party claim, the Indemnified Party may pursue all rights available to it in accordance with this Article VIII and Section 9.8. Any amount owing by any Person as a result of this Section 8.6 shall be paid within thirty (30) days after final determination (including exhaustion of all appeal rights) of such amount.

8.7 Escrow Fund. If the Closing occurs, any amount owed by the Seller or the Shareholder to the Buyer pursuant to this Article VIII shall be released to the Buyer from the Escrow Fund in accordance with the Escrow Agreement. The Seller and the Buyer shall deliver a Joint Written Direction (as defined in the Escrow Agreement) to the Escrow Agent to allow the timely disbursement of funds in the Escrow Fund.

8.8 Right of Set-Off. Upon receipt of a final judgment from a court of competent jurisdiction, the Buyer may set off any amount to which it may be entitled from the Seller or the Shareholder under this Article or otherwise against amounts otherwise payable hereunder to the Seller. Neither the exercise of nor failure to exercise such right of set-off shall constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it. Notwithstanding the foregoing, if the Buyer has provided one or more notices of a claim for indemnification in a timely manner as provided in Section 8.4(c) and, during the initial 12-month term of the Escrow Fund, an amount becomes payable hereunder to the Seller, then the Buyer may deposit in the Escrow Fund (in lieu of paying to the Seller) an amount equal to (i) the reasonably estimated amount of the Buyer’s Damages with respect to all outstanding claims for indemnity, minus (ii) the then-existing balance in the Escrow Fund; provided that the sum of (x) the amount so deposited in the Escrow Fund, plus (y) then-existing balance in the Escrow Fund plus (z) the amounts previously paid by the Seller or Shareholder to the Buyer pursuant to Section 8.2 shall in no event exceed $700,000.

8.9 Exclusive Remedy. Notwithstanding any other term of this Agreement, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement, or for any other claim otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII provided, however, that nothing in this Section 8.9 shall limit any Person’s right to seek and obtain specific performance, injunction or any other equitable relief to which any Person shall be entitled.

ARTICLE IX

GENERAL PROVISIONS

9.1 Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, the Buyer shall pay all costs and expenses incurred by the Buyer in connection with this Agreement and the transactions contemplated hereby, and the Seller and the Shareholder shall pay all costs and expenses incurred by the Seller and the Shareholder in connection with this Agreement and the transactions contemplated hereby, including in each case all fees and expenses of investment bankers, finders, brokers, agents, representatives, consultants, counsel and accountants. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any right arising from a breach of the Agreement by another party.

9.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by the party against whom such amendment, modification or supplement is sought to be enforced, except that the Seller shall be entitled to amend, modify or supplement this Agreement on behalf of itself and all of the Shareholders. Any such writing must refer specifically to this Agreement.

9.3 Waiver of Compliance; Consents. Subject to the provisions of Article VIII, the rights and remedies of the parties are cumulative and not alternative and may be exercised concurrently or separately. No failure or delay by any party in exercising any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party (or, if applicable, the Seller on behalf of itself and all of the Shareholders); (ii) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Any consent required or permitted by this Agreement is binding only if in writing.

9.4 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission, or (iii) sent certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a party as shall be specified by like notice):

(a) If to the Seller or to the Shareholder, to:

Contrail Aviation Support, Inc.

435 Investment Court

Verona, WI 53593

Attn: Joseph Kuhn

Copies to:

Boardman & Clark, LLP

1 S. Pinckney Street, Suite 410

Madison, WI 53703

Attn: Frank C. Sutherland

Facsimile: (608) 283-1709

(b) If to the Buyer, to:

Air T, Inc.

3524 Airport Rd.

Maiden, NC 28650

Attn: Nick Swenson

Copies to:

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Charlotte, North Carolina 28246

Attn: Stephen M. Lynch

Notice sent to the Seller pursuant to this Section shall have the same force as if delivered to the Shareholder. Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day; or (y) if sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a Business Day, on the first Business Day after delivery.

9.5 Publicity. No party hereto shall make any public announcement or similar publicity of the transactions contemplated by this Agreement prior to the Closing without first obtaining the prior written consent of the Seller and the Buyer; provided that nothing contained herein shall prohibit any party from making any public announcement if such party determines in good faith, on the advice of legal counsel, that such public disclosure is required by a Legal Requirement so long as such party consults with the Seller and the Buyer prior to making such disclosure. From and after the Closing, any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued at such a time and in such a manner as the Buyer determines. The Buyer and the Seller shall consult with each other concerning the means by which the Seller’s employees, customers and suppliers will be informed of the transactions contemplated hereby and the Buyer shall have the right to be present at any such communication.

9.6 Assignment; No Third-Party Rights. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. This Agreement and its provisions are for the sole benefit of the parties to this Agreement and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim.

9.7 Governing Law. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, including any fraud claims, shall be governed by the internal laws and judicial decisions of the State of Wisconsin, without regard to principles of conflicts of laws.

9.8 Jurisdiction; Service of Process. If any party commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Western District of Wisconsin shall have sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that the courts of the State of Wisconsin in the County of Dane shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

9.9 Further Assurances; Records. Each Party shall cooperate and take such actions, and execute all such further instruments and documents, at or subsequent to the Closing, as another party or other parties may reasonably request in order to convey title to the Purchased Assets to Buyer and otherwise to effect the terms and purposes of this Agreement. Each party shall provide the other party or parties with reasonable access to all relevant documents and other information pertaining to the Purchased Assets that are needed by such other party or parties for the purposes of preparing Tax Returns or responding to an audit by any Governmental Authority or for any other reasonable purpose.

9.10 Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

9.11 Construction. Each party acknowledges that such party and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

9.12 Disclosure Schedule. Each representation, warranty and covenant set forth herein shall have independent significance. Any disclosures in any part of the Disclosure Schedule apply only to the Section of this Agreement to which they expressly relate and not to any other representation, warranty or covenant unless such Disclosure Schedule specifically cross-references another Disclosure Schedule. In the event of any inconsistency between the statements in the body of this Agreement and those in of the Disclosure Schedule (other than an exception expressly set forth as such in of the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

9.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile or electronic mail in pdf form, in which event each party shall promptly deliver to the others such number of original executed copies as the others may reasonably request.

9.15 Entire Agreement. This Agreement, including the Appendices, the Exhibits and the Disclosure Schedule, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Appendices, Exhibits and the Disclosure Schedule hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the parties and their representatives with respect to the transactions contemplated by this Agreement, including the letter of intent, dated March 28, 2016.

9.16 Limitation On Shareholder Obligations. Notwithstanding any other term of this Agreement other than the exceptions set forth below, in no event shall Shareholder be personally responsible for any obligations under this Agreement, including but not limited to indemnification obligations under Article VIII, from and after the date that occurs one (1) year following the Closing Date. The foregoing shall not negate, alter or diminish Shareholder’s obligations (i) with respect to the confidentiality and noncompetition covenants in Sections 6.1 and 6.6, (ii) with respect to any indemnification claim for which Shareholder has received timely notice pursuant to Section 8.4(c) or (iii) under the Shareholder Employment Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:

CONTRAIL AVIATION SUPPORT, LLC

By:	/s/ Nicholas J. Swenson
Name: Nicholas J. Swenson
Title: President & Chief Executive Officer

SELLER:

CONTRAIL AVIATION SUPPORT, INC.

By:	/s/ Joseph G. Kuhn
Name: Joseph G. Kuhn
Title: President

SHAREHOLDER

/s/ Joseph G. Kuhn
Joseph Kuhn

APPENDIX 1

“Accounting Firm” means an independent accounting firm with a national practice mutually agreed upon in writing by the Seller and the Buyer. If the parties have not agreed upon an accounting firm within 10 Business Days of the need for same, either party may petition a court of competent jurisdiction to appoint the same.

“Accounts Receivable” means, with respect to a Person, (i) all trade accounts receivable and other rights to payment from customers of such Person and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of such Person, (ii) all other accounts or notes receivable of such Person, including accounts receivable from Affiliates, officers, directors, shareholders, partners, members or managers of such Person and the full benefit of all security for such accounts or notes and (iii) any claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal” has the meaning set forth in Section 6.4.

“Affiliate” means with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, is controlled by or is under common control with, such Person. For the purpose of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, as it may hereafter be amended in accordance with its terms.

“Annual Financial Statements” has the meaning set forth in Section 3.5.

“Assignment & Assumption Agreement” has the meaning set forth in Section 2.12(a).

“Assumed Liabilities” has the meaning set forth in Section 2.5.

“Balance Sheet Date” has the meaning set forth in Section 3.5.

“Bankruptcy Exceptions” has the meaning set forth in Section 3.2.

“Bill of Sale” has the meaning set forth in Section 2.12(a).

“Business” has the meaning set forth in the Background Statement of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or Madison, Wisconsin are generally closed for business.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Consent” means (i) any Governmental Authorization to be obtained by the Buyer or (ii) any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) necessary to cure, remedy or waive any default, violation or conflict, or relinquish any rights.

“Buyer Documents” has the meaning set forth in Section 5.2.

“Cash Consideration” has the meaning set forth in Section 2.8(a).

“CERCLA” means the federal statute commonly referred to as the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Closing” has the meaning set forth in Section 2.11.

“Closing Balance Sheet” has the meaning set forth in Section 2.13(a).

“Closing Date” means the date and time as of which the Closing actually takes place.

“Closing Payments” has the meaning set forth in Section 2.8(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts that a prudent business Person would use in similar circumstances to achieve a desired result in a commercially reasonable manner; provided that an obligation to use the Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a Material Adverse Effect to such Person.

“Consideration” has the meaning set forth in Section 2.7.

“Contract” means any agreement, contract, obligation, promise or undertaking (whether oral or written), including but not limited to contracts, agreements, licenses, indentures, deeds of trust, leases and notes.

“Copyright” means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression together with any similar rights arising in any other country as a result of statute or treaty, and any right that may exist to obtain a registration with respect thereto from any Governmental Authority and any rights arising under any such application.

“Damages” means damages, loss, liability, claim, damage, expense (including cost of investigation and reasonable attorneys’ fees) and diminution of value, whether or not involving a third-party claim.

“Disclosure Schedule” means the Disclosure Schedule delivered to the Buyer by the Seller and the Shareholder concurrently with the execution of this Agreement.

“Earnout Payment” has the meaning set forth in Section 2.10(a).

“Earnout Period” means each of the first five twelve (12) full calendar month periods following the Closing Date.

“Earnout Objection Notice” has the meaning set forth in Section 2.10(d).

“Earnout Schedule” has the meaning set forth in Section 2.10(c).

“EBITDA” means, with respect to the Buyer for any Earnout Period, the aggregate of (i) net income for such period, plus (ii) the sum of depreciation, amortization of intangible assets, interest expense, and income tax expense, all to the extent taken into account in the calculation of net income for such period. EBITDA shall be determined pursuant to or in a manner consistent with GAAP and, with respect to Purchased Inventory and the future inventory of Buyer, in accordance with Section 6.7 of this Agreement.

“Effective Time” has the meaning set forth in Section 2.11.

“Environmental Laws” means any Legal Requirement that relates to the generation, storage, handling, discharge, emission, transportation, treatment or disposal of Hazardous Substances or wastes or to the protection of human health and the environment, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Clean Water Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, and the Hazardous Material Transportation Act, in each case as amended, and the regulations implementing such acts and the state and local equivalent of such acts and regulations, and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including all regulations and other authoritative Governmental Authority guidance issue with respect thereto.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that is a member of a group of corporations or of trades or businesses (whether or not incorporated) that along with the Seller are treated as a single employer under and for any of the purposes specified in Section 414(b), (c), (m) or (o) of the Code or that is a member of a controlled group within the meaning of Section 4001(a)(14) of ERISA that includes the Seller.

“Escrow Agent” has the meaning set forth in Section 2.8(b).

“Escrow Agreement” has the meaning set forth in Section 2.8(b).

“Escrow Fund” has the meaning set forth in Section 2.8(b).

“Estimated Cash Consideration” has the meaning set forth in Section 2.8(a).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Contracts” has the meaning set forth in Section 2.3(b).

“Excluded Liabilities” has the meaning set forth in Section 2.6(a).

“Facilities” has the meaning set forth in Section 3.12(b).

“Financial Statements” has the meaning set forth in Section 3.5.

“Fixed Assets” means, with respect to a Person, all equipment, machinery, furniture and furnishings, fixtures, tools, dies, computer hardware, data processing and telecommunications equipment, office equipment, vehicles and other tangible personal property of every type and kind owned, used or useable by such Person, whether owned or leased, all contract rights (including any express or implied warranties) with respect thereto, and all maintenance records and other documents relating thereto.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city or county government, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through capital stock or otherwise by any of the foregoing.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Hazardous Substance” includes each substance identified or designated as such under CERCLA, as well as any other substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, reactive, corrosive, ignitable, infectious, radioactive or otherwise hazardous or (iii) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

“Improvements” has the meaning set forth in Section 3.17(b).

“Indebtedness” means, with respect to a Person, (i) all obligations for borrowed money, including obligations evidenced by notes or similar instruments or upon which interest payments are customarily made, (ii) all obligations of to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business and not more than 60 days past due), (iii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired, (iv) all capital lease obligation and (v) all guaranty or surety obligations with respect to indebtedness of another Person.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Interim Balance Sheet” has the meaning set forth in Section 3.5.

“Inventories” means, with respect to a Person, all inventories of such Person of finished goods, work in process, raw materials and spare parts and all other materials and supplies to be used, consumed or sold by such Person.

“Know-How” means ideas, designs, inventions, discoveries, concepts, compilations of information, methods, techniques, procedures and processes, whether confidential or not, whether patentable or not and whether reduced to practice or not.

“Legal Requirement” means any statute, law, treaty, rule, regulation, Order, decree, writ, injunction or determination of any arbitrator or court or Governmental Authority and, with respect to any Person, includes all such Legal Requirements applicable or binding upon such Person, its business or the ownership or use of any of its assets.

“Liens” means any mortgages, claims, liens, security interests, pledges, escrows, charges, options or other restrictions or encumbrances of any kind or character whatsoever.

“Mark” means any word, name, symbol or device used by a Person to identify its goods or services, whether or not registered, all goodwill associated therewith, and any right that may exist to obtain a registration with respect thereto from any Governmental Authority and any rights arising under any such application. As used in this Agreement, the term “Mark” includes trademarks and service marks.

“Material Adverse Effect” means an adverse effect in excess of $20,000 on the condition (financial or otherwise), results of operations, business, properties, liabilities or prospects of the Seller’s business.

“Material Contracts” has the meaning set forth in Section 3.15(a).

“Net Working Capital” means the current assets shown on the Closing Balance Sheet, minus the current liabilities shown on the Closing Balance Sheet. Net Working Capital shall be calculated in accordance with GAAP, except that in determining Net Working Capital, both pre-Closing and post-Closing, the Purchased Inventories shall be valued on a basis consistent with Seller’s past practice as shown on Section 6.7 of the Disclosure Schedule and in no event shall reflect any step-up or increase in valuation of the Purchased Inventories as may be reflected in any pre-Closing and post-Closing audit of the Seller or the Buyer or step down or decrease in valuation of the Purchased Inventories for an inventory reserve.

“Operating Agreement” has the meaning set forth in Section 2.12(a)(vi).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, other Governmental Authority or by any arbitrator.

“Ordinary Course” means an action taken by a Person only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) or by its shareholders or other owner.

“Other Benefit Obligations” means all obligations, arrangements, plans or customary practices, whether or not legally enforceable, to provide benefits, other than salary or wages, as compensation (whether taxable or not) for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, plans or customary practices that are Plans, including, without limitation, consulting agreements, sabbatical and leave policies, severance policies, stock option and other stock compensation plans, fringe benefits within the meaning of Section 132 of the Code and cafeteria plans under Section 125 of the Code.

“Patent” means any patent granted by the U.S. Patent and Trademark Office or by the comparable agency of any other country, and any renewal thereof, and any rights arising under any patent application filed with the U.S. Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application.

“Permitted Liens” means (i) the Liens for current Taxes not yet due and payable (provided that, with respect to Real Property, Taxes shall be deemed to refer to ad valorem property taxes only), (ii) with respect to personal property only, the Liens imposed by law, such as the Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the Ordinary Course for sums not constituting borrowed money, that are not overdue, (iii) with respect to Real Property only, (A) minor imperfections of title, if any, none of which materially detracts from the value or impairs the present or anticipated use of the Real Property subject thereto, or impairs the present or anticipated operations of the Seller and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the Real Property subject thereto.

“Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or other legal entity.

“Plan” means an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, an employee pension benefit plan with the meaning of Section 3(2) of ERISA or a plan that is both.

“PCBs” has the meaning set forth in Section 3.12(b).

“Post-Closing Payment” has the meaning set forth in Section 2.8(c).

“Prime Rate” means the per annum rate of interest from time to time by Bank of America, N.A. (or, if such bank discontinues its practice of announcing its prime rate, such other institution approved by the Buyer and the Seller) as its prime rate of interest, in effect from time to time.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Products” has the meaning set forth in Section 3.22(a).

“Proprietary Rights” means, with respect to a Person, all Copyrights, Marks, Know-how, Trade Names, Trade Secrets, Patents, domain names and other intellectual property rights owned, licensed, used or usable by such Person.

“Purchased Accounts Receivable” has the meaning set forth in Section 2.2(b).

“Purchased Assets” has the meaning set forth in Section 2.2.

“Purchased Contracts” has the meaning set forth in Section 2.2(h).

“Purchased Fixed Assets” has the meaning set forth in Section 2.2(a).

“Purchased Governmental Authorizations” has the meaning set forth in Section 2.2(d).

“Purchased Inventories” has the meaning set forth in Section 2.2(c).

“Purchased Proprietary Rights” has the meaning set forth in Section 2.2(f).

“Purchased Trade Certifications” has the meaning set forth in Section 2.2(e).

“Purchased Software” has the meaning set forth in Section 2.2(g).

“Real Property” means the premises at which the Business maintains its offices and warehouse at 435 Investment Court, Verona, WI.

“Restricted Period” has the meaning set forth in Section 6.6(a).

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Benefit Obligation” has the meaning set forth in Section 3.13(a).

“Seller Consent” means (i) any Governmental Authorization or Trade Certification set forth or required to be set forth on Section 3.3 or 4.2 of the Disclosure Schedule or (ii) any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) necessary to cure, remedy or waive any default, violation or conflict, or relinquish any rights, set forth or required to be set forth on Section 3.3 or 4.2 of the Disclosure Schedule.

“Seller Contracts” has the meaning set forth on Section 2.2(h).

“Seller Document” has the meaning set forth in Section 3.2.

“Seller Employees” has the meaning set forth in Section 6.2(a).

“Seller’s Knowledge” means the actual knowledge of either of Joseph Kuhn or Miriam Cohen-Kuhn gained in the ordinary course of the Seller’s business.

“Seller Plan” has the meaning set forth in Section 3.13(a).

“Shareholder” has the meanings set forth in the introductory paragraph of this Agreement.

“Shareholder Documents” has the meaning set forth in Section 4.1.

“Shareholder Employment Agreement” has the meaning set forth in Section 2.12(a)(v).

“Software” means, with respect to a Person, all types of computer software programs owned, licensed, used or usable by such Person, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code versions thereof that are material to Seller’s Business. The term “Software” also includes all written or electronic materials that explain the structure or use of the Software or that were used in the development of the Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials.

“Tax” or “Taxes” means (i) all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including income, gross receipts, excise, property, sales, use, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes and (ii) any interest, penalties and additions related to the foregoing.

“Tax Return” means any report, return or other information required to be supplied to a taxing authority in connection with the Taxes.

“Trade Certification” means any certification, approval, license, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any trade, quality, safety or other self-regulatory authority that is material to the operation of the Business.

“Trade Names” means any words, name or symbol used by a Person to identify its business.

“Trade Secrets” means business or technical information of any Person including, but not limited to, customer lists, marketing data and Know-How, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.

“Unaudited Financial Statements” has the meaning set forth in Section 3.5